UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NexTier Oilfield Solutions Inc.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NexTier

Notice of 2020 Annual Meeting and Proxy Statement

Notice of 2020 Annual Meeting of Stockholders

When Thursday, June 18, 2020 at 3:00 p.m. (Central Time) Doors open at 2:50 p.m.	Where NexTier Company Headquarters 3990 Rogerdale Road Houston, Texas 77042	Record Date Stockholders as of April 23, 2020 are entitled to vote

Items of Business

Proposal		Board Voting Recommendation	Page Reference (for more detail)
Election of 9 directors	☑	FOR each nominee	6

Approval of advisory resolution on executive compensation	☑	FOR	23

Ratification of selection of KPMG LLP as our independent registered public accounting firm for 2020	☑	FOR	26

Approval of reverse stock split	☑	FOR	56

Stockholders will also transact such other business as may properly come before the Annual Meeting.

Attending the Annual Meeting
In Person. To be admitted, you will be required to present a government-issued photo identification (such as a driver’s license or passport) and proof of share ownership. More information can be found in proxy statement in the section “Other Information”. If you are a beneficial shareholder (that is, your shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the registered shareholder to vote at the Annual Meeting. You do not need to attend the Annual Meeting of Stockholders to vote if you submitted your proxy in advance of the meeting.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so as soon as practicable before the meeting via a press release and posting details on our website that will also be filed with the SEC as proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

Your Vote Is Very Important. Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible. Make sure to have your proxy card or voting instruction form (VIF) in hand:

Vote by Internet	Call Toll-Free	Vote by Mail	Vote in Person

www.proxyvote.com	Call 1-800-690-6903 (from the United States and Canada)	Follow the instructions on your proxy card	Attend our Annual Meeting and vote by ballot

Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 18, 2020: This notice, the Proxy Statement, the proxy card and our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 10-K”) are available on our website at www.nextierofs.com.

By order of the board of directors, Kevin M. McDonald Executive Vice President, Chief Administrative Officer & General Counsel Houston, Texas April 28, 2020

2020 Proxy Statement	i

ii	NexTier Oilfield Solutions Inc.

Letter to Stockholders

Dear Fellow Stockholder,

Our journey through 2019 brought transformational change for our company. We began the year as one of the largest providers of oil and gas well completion services focused on U.S. land basins. However, even from this position of relative strength, we recognized the need to make proactive adjustments to accommodate an industry that has been clamoring for consolidation.

We envisioned a future as a more diversified oilfield services company with greater scale, maintaining a solid financial position with a strong balance sheet, in which our success was bolstered by partnering with high-efficiency customers to produce leading profitability and shareholder returns. Our evolution from Keane Group to NexTier, through the merger of equals with C&J Energy Services, Inc. was purposefully designed to fit that vision.

As NexTier, we are positioned for continued advancement of innovation initiatives, with a rich portfolio of proprietary technologies that will drive safety, operational efficiency and sustainability. By providing a larger footprint and broader service offerings, we are better able to serve our customers in critical growth markets while maintaining our high standards for service quality. NexTier is in a prime position to capitalize on the continual transformation in the industry, creating a niche that provides an even more attractive investment opportunity for our shareholders.

Macro-economic conditions in 2020 are shaping a challenging environment. We are rising to the challenge by taking prompt, decisive actions to fortify our solid financial position. We are also streamlining our organization to better align with market demand, including right-sizing of overhead costs, facility consolidation, and variable cost reductions in-line with macro driven activity declines.

Regardless of the shape and pace of 2020, NexTier is well-positioned as a leader in our highly competitive industry. Our relentless pursuit of continuous improvement, coupled with a strong portfolio of innovation, positions us to deliver differentiated performance in our operations, provide maximum value to our customers, and generate leading returns for our shareholders. I’m proud of our 2019 achievements, and I’m truly confident about NexTier’s ability to navigate the cyclical market challenges ahead and emerge as a leader to address the opportunities in 2020 and beyond.

Sincerely,

Robert W. Drummond

President & Chief Executive Officer

2020 Proxy Statement	1

GENERAL INFORMATION

We were formed under the name Keane Group, Inc. on October 13, 2016, to be a holding corporation as part of an organizational restructuring of Keane Group Holdings, LLC and its subsidiaries. On October 31, 2019, we completed a merger transaction with C&J Energy Services, Inc. (“C&J”), a publicly traded Delaware corporation. Pursuant to this transaction, C&J was ultimately merged with and into our wholly owned merger subsidiary, with our subsidiary continuing as the surviving entity (the “Merger”). On the effective date of the Merger, we changed our name to “NexTier Oilfield Solutions Inc.” We are making this proxy statement available to you on April 28, 2020 in connection with the solicitation of proxies by our board of directors, or our “Board,” for the NexTier Oilfield Solutions Inc. 2020 Annual Meeting of Stockholders. In this Proxy Statement, “NexTier,” the “Company,” “we,” “us” and “our” refer to NexTier Oilfield Solutions Inc., a Delaware corporation.

Purpose of the Meeting

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions

1.  Election of Directors. To elect each of the nine individuals named in this Proxy Statement until the 2021 Annual Meeting or, in each case, until his or her earlier death, retirement, resignation or removal from the position of director.

	Majority of Votes Cast	No	No effect	No effect
2. Ratify Appointment of Independent Auditors. To ratify the appointment of KPMG as our independent auditor for the fiscal year ending December 31, 2020.	Majority of Votes Cast	Yes	N/A	No effect
3. Approve Executive Compensation. To approve, in an advisory vote, the compensation of our named executive officers.	Majority of Votes Cast	No	No effect	No effect

4.  Approve Reverse Stock Split. To approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the Company’s common stock, by a ratio of not less than 1-for-5 and not more than 1-for-25, and a proportionate reduction in the number of authorized shares of common stock (the stock split together with the reduction are referred to herein as the “Reverse Stock Split”), such ratio and the implementation and timing of such Reverse Stock Split to be determined in the discretion of the Board of Directors of the Company.

	Majority of Shares Outstanding	No	Against	Against

2	NexTier Oilfield Solutions Inc.

Voting Information

Who Can Vote. All registered stockholders at the close of business on April 23, 2020 (the “Record Date”) have the right to notice of, and to vote, in person or by proxy, at the Annual Meeting. Each share of common stock is entitled to one vote. As of the Record Date, there were 213,328,528 shares of NexTier common stock outstanding and entitled to vote.

Meeting Attendance. Attendance at the meeting is limited to NexTier stockholders as of the record date. If you plan to attend the Annual Meeting in person, you will need a form of personal identification (such as a driver’s license or passport) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If you are a street name stockholder and you wish to attend the Annual Meeting in person, you will need to provide official documentation (such as a brokerage statement) reflecting your beneficial ownership of NexTier stock as of the Record Date, as well as a valid picture identification (such as a driver’s license or passport). Admission to the meeting will be on a first-come, first-served basis. Doors will open at 2:50 p.m. Central Time. Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

COVID-19 Implications. We are monitoring the coronavirus situation closely and if we determine that holding an in-person annual meeting could pose a risk to the health and safety of our shareholders, employees, and Directors, the Company may decide to instead hold a Virtual Annual Meeting. If we decide to use that format, we will make a public announcement as soon as practicable prior to the meeting.

In such event, to attend and participate in the Virtual Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/NEX2020 and use their 16-digit Control Number provided in the Notice to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We would encourage stockholders to log in to this website and access the webcast before the Virtual Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Virtual Annual Meeting, including how to demonstrate your ownership of our stock as of the record date, are available at www.virtualshareholdermeeting.com/NEX2020 using your 16-digit control number, Please note you will only be able to participate in the meeting using this website if the Company decides to hold a Virtual Annual Meeting, instead of holding an in-person Annual Meeting in Houston, Texas.

Proxy Voting Deadline. 11:59 P.M. Eastern Time on June 17, 2020.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you on behalf of your broker, bank, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote and you also are invited to attend the Annual Meeting of Stockholders. If you received a printed set of proxy materials, your broker, bank, trustee or other nominee has enclosed a voting instruction form (“VIF”) for you to use in directing the broker, bank, trustee or other nominee how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

2020 Proxy Statement	3

Proxies. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to mail to many of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail on request. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may access proxy materials in printed form by mail or electronically on an ongoing basis. This process has allowed us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution, and reduce the environmental impact of our 2020 Annual Meeting.

The Notice of Internet Availability of Proxy Materials is being mailed on or about May 8 to each stockholder registered in our share register as of the Record Date. Stockholders not registered in our share register as of the Record Date will not be entitled to attend, vote or grant proxies to vote at the Annual Meeting. Your vote and proxy are being solicited by our board of directors in favor of each of Robert Drummond and Kevin McDonald, with full power of substitution (the “Proxy Holders”), for use at the Annual Meeting.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to the Proxy Holders by completing, signing, dating and returning the proxy card in accordance with the instructions thereon, for receipt by us no later than the Proxy Voting Deadline, whether or not you plan to attend.

If you are a registered holder and you properly complete and submit your proxy card in a timely manner, you will be legally designating the individual or individuals named by you in the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, to vote your shares in accordance with your instructions indicated on the card. If you are a registered stockholder and properly complete and submit your proxy card in a timely manner without naming your proxy or proxies and you do not indicate how your shares are to be voted, then the Proxy Holders will vote as the board of directors recommends on each proposal and if other matters properly come before the Annual General Meeting, the Proxy Holders will have your authority to vote your shares in their discretion on such matters.

Revoking Your Proxy. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•	Submitting written notice of revocation to NexTier Oilfield Solutions Inc., 3990 Rogerdale Rd, Houston, Texas 77042, Attn: Corporate Secretary, so long as such notice is received no later than 11:59 p.m., Eastern Time, the day before the Annual Meeting;

•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on the day before the Annual Meeting.

•	Submitting a later dated proxy with new voting instructions by mail or through the telephone or Internet voting systems, so long as such notice is received no later than 11:59 p.m., Eastern Time, the day before the Annual Meeting; or

•	Attending the Annual Meeting and voting your shares in person (attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy).

If you are not a registered holder, but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to revoke a previously granted proxy. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares at the meeting.

Multiple Proxy Cards. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

4	NexTier Oilfield Solutions Inc.

Cost of Proxy Solicitation. We have retained D.F. King & Co., Inc. to solicit proxies from our stockholders at an estimated fee of $8,500, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, electronically, by telephone or by mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Quorum and Voting. A majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining whether a quorum is present at the Annual Meeting. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

If you are a beneficial owner and your broker or other nominee holds your shares in its name (in

“street name”), the broker generally has discretion to vote your shares with respect to “routine” proposals. The only “routine” proposal in this Proxy Statement is Proposal 2. Proposals 1, 3 and 4 are “non-routine” and your broker may not vote your shares. Accordingly, if you hold your shares in “street name,” your broker will not be able to vote your shares on these matters unless your broker receives voting instructions from you.

Approval of Proposals 1, 2 and 3 will be decided by a simple majority of the votes cast “FOR” or “AGAINST,” in person or by proxy, provided a quorum is present. Abstentions and broker “non-votes” will not affect the voting results.

Approval of Proposal 4 will require the approval of a majority of the outstanding shares of our common stock, in person or by proxy. Abstentions and broker “non-votes” will have the effect of a vote against Proposal 4.

The election of each director nominee will be considered and voted upon as a separate proposal. There is no cumulative voting in the election of directors. Abstentions and broker “non-votes” will not affect the voting results.

How to Vote

To ensure your representation at the Annual Meeting, we request that you grant your proxy to vote on each of the proposals in this Proxy Statement and any other matters that may properly come before the meeting to the persons named in the proxy card by voting in one of the ways described herein no later than the Voting Deadline whether or not you plan to attend. You can vote in any of the following ways:

Vote by Internet	Call Toll-Free	Vote by Mail	Vote in Person

www.proxyvote.com	Call 1-800-690-6903 (from the United States and Canada)	Follow the instructions on your proxy card	Attend our Annual Meeting and vote by ballot

Questions

You may call or contact our proxy solicitor, D.F. King & Co., Inc., at (866) 751-6310, collect at (212) 269-5550 or NexTier@dfking.com, or contact us care of the Corporate Secretary at 3990 Rogerdale Road, Houston, Texas 77042 or via telephone at (713) 325-6000 if you have any questions or need directions to be able to attend the meeting and vote in person.

Please Vote. Your Vote is Important to Us.

2020 Proxy Statement	5

Proposal 1. Election of Directors

The Board of Directors recommends that you vote “FOR” each nominee for director.

Our business and affairs are currently managed under the Board of Directors (the “Board”) of NexTier. Under our bylaws, the Board consists of between 7 and 15 members, as determined by resolution of the Board from time to time. Our Board currently consists of 12 directors, but three of our incumbent directors, Marc G. R. Edwards, John Kennedy and Steven Mueller are not standing for reelection to the Board. NexTier acknowledges and thanks Messers. Edwards, Kennedy and Mueller for their outstanding service on the Board. The Board, on recommendation of the Nominating and Corporate Governance Committee, reduced the size of the Board from twelve to nine directors, effective upon the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of the following nine nominees to be elected at the Annual Meeting: Robert W. Drummond, Stuart Brightman, Gary M. Halverson, Patrick Murray, Amy H. Nelson, Mel G. Riggs, Michael Roemer, James C. Stewart and Scott Wille. Each of the nominees is presently serving as a director.

Each director elected will serve for a term of one year and will hold office until the 2021 Annual Meeting and until his or her respective successor is elected and qualified, or, in each case, until his or her earlier death, resignation, retirement, disqualification or removal from the position of director. All of our nominees have consented to serve as directors and our board of directors has no reason to believe that any of the nominees will be unable to act as a director. A director nominee will be re-elected if approved by a simple majority of the votes cast.

6	NexTier Oilfield Solutions Inc.

Nominees

Set forth in the following pages is certain information furnished to us by our director nominees, including information about their individual experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board to conclude that they should serve as directors.

There are no family relationships among any of our directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of NexTier.

Robert W. Drummond		Other Public Company Directorships:
Age: 59	Director since: 2018	Frank’s International N.V. (since 2017)

Mr. Drummond serves as a director and as NexTier’s President and Chief Executive Officer. He joined Keane Group, Inc. (now known as NexTier Oilfield Solutions Inc.) in August 2018 as Chief Executive Officer and a member of the Board, and was elected as President in October 2019. Prior to joining Keane, Mr. Drummond served as the President & Chief Executive Officer of Key Energy Services, Inc. and served for more than 30 years at Schlumberger Limited in various executive positions. Mr. Drummond has been a Supervisory Director at Frank’s International N.V. since May 2017, and sits on the board of directors of the Petroleum Equipment Suppliers Association and the advisory board for the University of Alabama College of Engineering. He has previously served on the board of directors of the National Ocean Industries Association, the Houston Offshore Energy Center, the Greater Houston Partnership, the API Upstream Committee, and as an Advisory Board Member of the University of Houston Global Energy Management Institute.

Mr. Drummond brings to our Board a wealth of experience in positions of leadership across the energy industry.

Stuart Brightman		Other Public Company Directorships:
Age: 63	Director since: 2019	TETRA Technologies, Inc. (since 2009)

Mr. Brightman has served as a member of the NexTier board of directors since October 2019. He has served as a director of TETRA Technologies, Inc. (“TETRA”), a diversified oilfield services company, since May 2009. He also served as Chief Executive Officer of TETRA from May 2009 until May 2019, as President of TETRA from May 2009 until February 2018, and as Executive Vice President and Chief Operating Officer of TETRA from April 2005 to May 2009. Prior to TETRA, Mr. Brightman spent 11 years at Dresser, Inc. (including its successors in interest, “Dresser”), in a variety of leadership roles, during which he was involved in multiple M&A transactions, internal restructurings and product/market repositionings. He has experience in integration of acquisitions and oversight of operations, engineering, sales and marketing, finance, human resources and information technology.

Mr. Brightman’s broad oil field services and executive management experience, and his proven leadership and business capabilities provide an important point of view to our Board.

2020 Proxy Statement	7

Gary M. Halverson
Age: 61	Director since: 2016

Mr. Halverson has served as a member of NexTier’s board of directors since September 2016. In 2016, Mr. Halverson became a Senior Advisor at First Reserve, a private equity firm that focuses on energy investments, and a Partner at 360 Development Partners, a commercial real estate firm. Mr. Halverson was formerly Group President of Drilling and Production Systems and Senior Vice President at Cameron International Corporation from 2014 to 2016 prior to its sale to Schlumberger in 2016. He has over 38 years of industry experience with Cameron, where he worked in various leadership roles across the U.S., Latin America and Asia. Mr. Halverson currently serves as Chairman of the Board of Directors of the Petroleum Equipment Suppliers Association, as a director on the board of the General Committee of Special Programs of the American Petroleum Institute, as a director on the board of the Well Control Institute and was the U.S. delegate to the World Petroleum Congress.

Mr. Halverson’s extensive involvement in the oilfield service industry brings a valuable perspective to our Board.

Patrick Murray (Chairman)
Age: 77	Director since: 2019

Mr. Murray has served as a member of the NexTier board of directors since October 2019. Mr. Murray retired from Dresser, Inc. (including its successors in interest, “Dresser”), a manufacturer and marketer of highly engineered equipment for the energy industry, where he had been the Chairman of the Board and Chief Executive Officer since 2001. From 1996 to 2000 he served in a variety of senior leadership roles with Dresser. Mr. Murray has over 35 years of domestic and international experience in both operational management and financial/business development leadership roles. Mr. Murray also serves on the board of the World Affairs Council of Dallas Fort Worth, on the board of advisors for the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and as Chairman of the Board of Regents of Seton Hall University.

Mr. Murray’s brings to his role as a director extensive executive-level management experience, public board experience and comprehensive knowledge and understanding of the oil and gas industry.

8	NexTier Oilfield Solutions Inc.

Amy H. Nelson		Other Public Company Directorships:
Age: 51	Director since: 2019	Helix Energy Solutions Group, Inc. (since 2019); Apache Corporation (since 2014)

Ms. Nelson has served as a member of the NexTier board of directors since October 2019. She is also the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of corporate and product line strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation and infrastructure development. Her clients span a broad range of oilfield service, product and geographic markets. Ms. Nelson has been a member of Apache Corporation’s board of directors since 2014, and is a member of its audit and corporate governance and nominating committees. She also joined the Helix Energy Solutions Group, Inc. board of directors and its audit committee in July of 2019. From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution and portfolio company management. Ms. Nelson has devoted her career to serving companies in the oil and gas industry.

Ms. Nelson’s experiences have provided her with valuable insight into corporate strategy, capital allocation, and the assessment and management of risks, including environmental risks, faced by oil and gas companies. This expertise enhances her contributions to the Board.

Mel G. Riggs		Other Public Company Directorships:
Age: 65	Director since: 2019	TransAtlantic Petroleum Ltd. (since 2009) Royale Energy, Inc. (since 2018)

Mr. Riggs has served as a member of NexTier’s board of directors since October 2019. Mr. Riggs has served in senior-level positions of Clayton Williams and its related companies for 28 years, including his current position as Vice President and Director since May 2017. Clayton Williams Companies is a group of privately held companies involved in oil and natural gas activities, real estate, and agricultural operations. From March 2015 to April 2017, Mr. Riggs served as President of Clayton Williams Energy, Inc. (“CWEI”), a public exploration and production company that develops and produces oil and natural gas. From December 2010 until Mach 2015, Mr. Riggs served as Executive Vice President and Chief Operating Officer of CWEI. From 1991 to December 2010, Mr. Riggs served as Senior Vice President—Finance, Secretary, Treasurer, and Chief Financial Officer of CWEI. Mr. Riggs currently serves as a Director at TransAtlantic Petroleum Ltd. since July 2009 and as a Director and the Chairman of the Board of Royale Energy, Inc. since July 2018. He previously served as a Director of CWEI from May 1994 until April 2017. Mr. Riggs is a Certified Public Accountant.

Mr. Riggs has a strong operational background and extensive financial expertise, all of which brings important insights into board oversight, risk management and corporate governance matters.

2020 Proxy Statement	9

Michael Roemer
Age: 61	Director since: 2019

Mr. Roemer has served as a member of the NexTier board of directors since October 2019. Mr. Roemer also operates his business, Roemer Financial Consulting, a financial advisory services company that he founded in 2012. He advises closely held businesses with financial advice, focusing on potential merger and acquisitions and exit transactions. Prior to his current role, Mr. Roemer served as a Partner and Chief Financial Officer of Hammond, Kennedy, Whitney & Company (“HKW”), a private equity firm. In this role, his responsibilities included, among other things, financial and tax reporting, coordinating financial due diligence of acquisition targets, and working with the HKW team to assess a target’s financial results and the financial management team’s capabilities. He is a licensed CPA with over 35 years’ experience.

Mr. Roemer brings to his service on our Board an extensive background in public accounting and knowledge of generally accepted accounting principles, combined with his additional experience as the chief financial officer of a private equity firm and his vast experience in financial and accounting matters.

James C. Stewart
Age: 57	Director since: 2011

Mr. Stewart joined NexTier in March 2011 as Chairman and Chief Executive Officer and became Executive Chairman in August 2018 until October 31, 2019. Prior to joining NexTier, from 2007 to 2009, he served as the President and Chief Executive Officer of a privately held international drilling company. From 2006 to 2007, Mr. Stewart served as Vice President of Integrated Drilling Services for Weatherford International plc, based in London and Dubai, where he created and managed a global business unit that included a 50-rig international land contract drilling group and a global project management team. Mr. Stewart began his career with Schlumberger Limited, where he held senior leadership positions across the globe over the span of 22 years.

Mr. Stewart’s qualifications include his broad leadership experience with oilfield services, as well as his long tenure and successes in the oil and natural gas market.

Scott Wille		Other Public Company Directorships:
Age: 39	Director since: 2011	Albertsons Companies (since 2015)

Mr. Wille has served as a member of NexTier’s board of directors since March 2011. He is currently Co-Head of Private Equity and a Senior Managing Director at Cerberus, which he joined in 2006. Prior to joining Cerberus, Mr. Wille worked in the leveraged finance group at Deutsche Bank Securities Inc. from 2004 to 2006. Mr. Wille currently serves as a director of the Albertsons Companies, Inc. the second largest traditional grocery company in the U.S. In addition, Mr. Wille currently serves as a director of Off Lease Only, the largest independent used car dealer in Florida. Mr. Wille previously served as a director of Remington Outdoor Company, Inc. from February 2014 to March 2018, a designer, manufacturer and marketer of firearms, ammunition and related products and as director of Tower International, Inc., a manufacturer of engineered structural metal components and assemblies, from September 2010 to October 2012.

Mr. Wille’s experience in the financial and private equity industries, together with his in-depth knowledge of our company and its acquisition strategy, are valuable to our board of directors’ understanding of our business and financial performance.

10	NexTier Oilfield Solutions Inc.

Board of Directors

Our Directors

The Board is currently composed of 12 directors. The following table provides summary information about these directors as of April 10, 2020.

				Committee Memberships
Name and Principal Occupation	Age	Director Since	Independent	Audit & Risk Committee	Nom. & Gov. Committee	Comp. Committee
Robert Drummond President and CEO of NexTier	59	2018
Stuart Brightman Retired CEO and President of TETRA Technologies, Inc.	63	2019	🌑		🌑	🌑
Marc G. R. Edwards President and CEO of Diamond Offshore Drilling, Inc.	59	2016	🌑		🌑	🌑
Gary M. Halverson Retired Group President Drilling & Production Systems Cameron	61	2016	🌑	🌑	🌑
John Kennedy Retired President and CEO of Wilson International, Inc.	67	2019	🌑			🌑
Steven Mueller Retired President and CEO Southwestern Energy Company	67	2019	🌑
Patrick Murray Retired President & CEO Dresser, Inc.	77	2019	🌑
Amy H. Nelson President and Founder of Greenridge Advisors, LLC	51	2019	🌑	🌑
Mel Riggs Retired Chief Operating Officer of Clayton Williams Energy, Inc.	65	2019	🌑	🌑
Michael Roemer Founder Roemer Financial Consulting	61	2019	🌑
James C. Stewart Retired Chief Executive Officer of Keane Group, Inc.	57	2011
Scott Wille Co-Head of Private Equity & Senior Managing Director at Cerberus Capital Management, L.P.	39	2011

  =  Chairperson

Changes to our Board of Directors Resulting from the Merger

As previously discussed, on October 31, 2019, we completed a Merger with C&J Energy Services, Inc. As part of that merger, six of our then directors resigned, and six of the directors of C&J joined our Board. From January 1, 2019, until approximately the time of the Merger, the 12 members of our Board were Robert Drummond, Gary M. Halverson, Elmer D. Reed, Marc G. R. Edwards, Christian A. Garcia, Lucas N. Batzer, Dale M. Dusterhoft, James Stewart, Lisa A. Gray, Shawn Keane, Lenard B. Tessler and Scott Wille. On October 11, 2019, Mr. Garcia resigned because he has accepted a new job with a company that will be a competitor of the combined company following the merger. He was replaced with Mr. Riggs. Our board of directors had affirmatively determined that Marc G. R. Edwards, Christian A.

2020 Proxy Statement	11

Garcia, Gary M. Halverson Elmer D. Reed and Mel G. Riggs were independent directors under the applicable rules of the New York Stock Exchange (the “NYSE”) and as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).

On October 31, 2019, Messers. Reed, Batzer, Dusterhoft, Keane and Tessler and Ms. Gray resigned from the Board in connection with the consummation of the Merger, and Messers. Brightman, Kennedy, Mueller, Murray and Roemer and Ms. Nelson joined the Board.

As directors joined and left our Board, our standing committee membership changed as well. Below is a chart reflecting these changes:

Committee Memberships
Name	Audit & Risk	Nominating & Corporate Governance	Compensation	Compliance
Robert Drummond
Stuart Brightman		10/31/2019 – Present	10/31/2019 – Present
Marc G. R. Edwards	1/01/2019 – 10/31/2019	1/01/2019 – Present	1/01/2019 – Present	10/31/2019 – 4/13/2020
Gary M. Halverson	1/01/2019 – Present	1/01/2019 – Present	2/06/2019 – Present
John Kennedy			10/31/2019 – Present	10/31/2019 – 4/13/2020
Steven Mueller		10/31/2019 – Present
Patrick Murray
Amy H. Nelson	11/04/2019 – Present			10/31/2019 – 4/13/2020
Mel Riggs	10/11/2019 – Present
Michael Roemer	11/04/2019 – Present
James C. Stewart				10/31/2019 – 4/13/2020
Scott Wille			1/01/2019 – 2/06/2019
Lucas N. Batzer				1/01/2019 – 10/31/2019
Dale M. Dusterhoft		1/01/2019 – 10/31/2019	1/01/2019 – 10/31/2019
Christian A. Garcia	1/01/2019 – 10/11/2019	2/06/2019 – 10/11/2019
Lisa A. Gray		1/01/2019 – 10/31/2019		1/01/2019 – 10/31/2019
Shawn Keane			1/01/2019 – 2/06/2019	1/01/2019 – 10/31/2019
Elmer D. Reed			2/06/2019 – 10/31/2019	1/01/2019 – 10/31/2019
Lenard B. Tessler

Attendance at Board and Committee Meetings, Annual Meeting

During 2019, the Board met 11 times. Each member of the Board participated, in person or by telephone, in at least 75% of the aggregate of Board and committee meetings on which he or she served (during the period that such director served). It is our policy that directors are strongly encouraged to attend each annual meeting of stockholders, and the members of our Board at the time of our 2019 Annual Meeting did attend.

Director Independence

As a publicly traded company listed on the NYSE, we are required to comply with the rules and regulations of the NYSE as well as that of the SEC. Prior to December 6, 2018, we were a “controlled company” within the meaning of the NYSE rules, but after a transition period under the NYSE rules we now have a board of directors with at least a majority of independent directors, as that term is defined by the applicable rules and regulations of the NYSE and SEC. Additionally, each of the Audit & Risk

12	NexTier Oilfield Solutions Inc.

Committee, Compensation Committee and Nominating and Corporate Governance Committee is required to be comprised solely of independent directors, with heightened standards applicable to Audit Committee and Compensation Committee members.

Each year, our Nominating and Corporate Governance Committee evaluates the relationships between the Company and each director and reports the results of its review to the Board. To be considered “independent,” a director must be affirmatively determined by the Board, at the recommendation of the Nominating and Corporate Governance Committee and after due deliberation, to have no material relationship with the Company other than as a director. The Nominating and Governance Committee and the Board assess the relationships and other facts and circumstances relevant to director independence on a case-by-case basis, in each case consistent with the applicable rules and regulations of the NYSE and SEC, and consistent with the Company’s Corporate Governance Guidelines (which can be found on our website at www.nextierofs.com).

After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and such person, and based on the review and recommendation of the Nominating and Corporate Governance Committee, the Board has affirmatively determined that each of Messrs. Brightman, Edwards, Halverson, Kennedy, Mueller, Murray, Riggs and Roemer and Ms. Nelson has no material relationships with the Company and, is “independent” under the applicable rules and regulations of the SEC, the NYSE and in accordance with our Corporate Governance Guidelines. In addition to the Board-level standards for director independence, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE and SEC rules, and each member of the Compensation Committee meets the heightened independence standards for compensation committee members under the NYSE rules.

The Board’s independence determinations included a review of the transactions that occurred since the beginning of 2019 with entities associated with our directors or members of their immediate family. In addition, in making its independence determinations, the Board considered that Mr. Wille is a senior employee of Cerberus Capital Management, L.P. (together with its affiliates and related funds, “Cerberus”), a stockholder of the Company, and that he was initially designated for nomination to the Board by Cerberus pursuant to a stockholders’ agreement, which is more fully discussed below.

Director Nominations

In obtaining the names of possible director nominees, our Nominating and Corporate Governance Committee conducts its own inquiries and considers suggestions from other directors, management, stockholders and professional director search firms. The Nominating and Corporate Governance Committee’s process for evaluating nominees identified in unsolicited recommendations from stockholders is the same as its process for unsolicited recommendations from other sources and is further described in Section 4.01 of the Company’s Bylaws. However, stockholders desiring to nominate a director candidate at the annual meeting must comply with certain procedures, for more information, please read “Proposals by Stockholders.”

The Nominating and Corporate Governance Committee believes that nominees should possess the highest personal and professional ethics, reputation, integrity and values and be committed to representing the long-term interests of our stockholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at and participation in board and committee meetings, and should be committed to serve on the board for an extended period of time. The Nominating and Corporate Governance Committee will consider independence, diversity of viewpoints, backgrounds and

2020 Proxy Statement	13

experience, including a consideration of gender, ethnicity, race, country of citizenship and age in determining whether a candidate will be an appropriate fit with, and an asset to, the board of directors. When considering existing directors, the Nominating and Corporate Governance Committee evaluates their history of attendance at board and committee meetings as well as contributions and effectiveness at such meetings.

In addition, pursuant to the terms of our Bylaws and the Second Amended and Restated Stockholders’ Agreement, dated as of October 31, 2019, by and among the company, Keane Investor Holdings, LLC (“Keane Investor”) and the other parties thereto, Keane Investor (or its permitted assignee or designee) has certain rights to designate members to our board of directors, subject to certain director qualifications, including the rights to:

•	for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of more than 12.5% of the then outstanding shares of our common stock, appoint two individuals; and

•	for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of less than 12.5% but more than 7.5% of our then-outstanding common stock, appoint one individual.

At this time, Mr. Wille and Mr. Stewart are the Keane Investor appointees. For additional information, see “Other Information—Related Party Transactions” in this proxy statement.

Communication with the Board and its Non-Management Members

Persons may communicate with our board of directors by submitting such communication in writing to the attention of Kevin McDonald, General Counsel, in care of the Board of Directors, NexTier Oilfield Solutions Inc., 3990 Rogerdale Road, Houston, Texas 77042. Persons may communicate with the non-management members of the board of directors by submitting such communication in writing to Kevin McDonald, General Counsel, in care of the non-management members of the Board of Directors, NexTier Oilfield Solutions Inc., 3990 Rogerdale Road, Houston, Texas 77042.

Board Committees

Our Board has assigned certain of its responsibilities to permanent committees consisting of Board members appointed by it. Prior to April 13, 2020, the Board had four standing committees, the Audit and Risk Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance Committee. The Compliance Committee had been formed to assist in implementing and overseeing certain compliance programs, policies and procedures and to monitor our performance with respect to such programs, policies and procedures. As part of the Nominating and Corporate Governance Committee’s review of Board, its size and committee functions, it recommended that, in light of the expected reduction of the size of the Board, the Compliance Committee be dissolved and these oversight activities be absorbed by the other standing committees or the full Board, as applicable. On April 13, 2020, the Board, following the Nominating and Corporate Governance Committee’s recommendation, dissolved the Compliance Committee as a standing committee.

The charter for each committee listed below is available on our website at www.nextierofs.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Board Committees,” then the name of the applicable committee charter. Stockholders may obtain printed copies of any charter, free of charge, by sending a written request to NexTier Oilfield Solutions Inc. at 3990 Rogerdale Road, Houston, Texas 77042, Attn: Corporate Secretary.

14	NexTier Oilfield Solutions Inc.

Audit and Risk Committee

Committee Members:		Number of meetings in 2019: 6

Michael Roemer (chair)	Amy H. Nelson	Report: page 25

Gary M. Halverson	Mel G. Riggs

The Audit and Risk Committee assists the board in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our Compliance Committee), our independent auditor’s qualifications and independence, and the establishment and performance of our internal audit function and the performance of the independent auditor. Our board of directors has determined that Mr. Roemer qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Each member of the Audit and Risk Committee is able to read and understand fundamental financial statements, including our balance sheet, statement of operations and cash flows statements.

Our board of directors has adopted a written charter under which the Audit and Risk Committee operates. A copy of the Audit and Risk Committee charter, which satisfies the applicable standards of the SEC and the NYSE, is available on our website.

Compensation Committee

Committee Members:		Number of meetings in 2019: 10

Gary M. Halverson (chair)	Marc G. R. Edwards	Report: page 29

Stuart Brightman	John Kennedy

The Compensation Committee is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers and evaluate our executive officers’ performance and advise on salary, bonus and other incentive and equity compensation. A copy of the Compensation Committee charter is available on our website.

Nominating and Corporate Governance Committee

Committee Members:		Number of meetings in 2019: 1

Steven Mueller (chair)	Gary M. Halverson

Stuart Brightman	Marc G. R. Edwards

The Nominating and Corporate Governance Committee is responsible for the oversight of risks relating to corporate governance, Board organization, membership and structure, succession planning for our senior management team, including our CEO and identifying individuals qualified to become members of our board of directors. A copy of the Nominating and Corporate Governance Committee charter is available on our website.

Director Compensation

Our director compensation philosophy is designed to fairly and reasonably compensate the Company’s non-employee directors for the time, expertise and effort they devote to serving the Company and to align the interest of our directors with the long-term interests of our stockholders. The Compensation Committee monitors trends and best practices in, and periodically reviews and assesses the adequacy of, director compensation and makes recommendations to the Board. The Compensation Committee’s recommendation takes into account our director compensation philosophy, market trends and compensation levels and practices in our peer group, stockholder feedback, and the advice of the Compensation Committee’s independent compensation consultant, Pearl Meyer.

2020 Proxy Statement	15

Director Compensation Components

Annual compensation for our non-employee directors is comprised of cash and equity-based compensation, as set out in the table below. We also reimburse our non-employee directors for reasonable out-of-pocket expenses associated with travel to and attendance at our Board and committee meetings. We do not pay for meeting attendance or provide any other benefits or perquisites to our non-employee directors.

During the third quarter of 2018, the Compensation Committee reviewed our director compensation program in consultation with Pearl Meyer. Pearl Meyer provides independent and objective market data and analysis, including as to compensation levels, market trends and best practices, and provides advice and recommendations with respect to the design of the Company’s director compensation program. The Compensation Committee took into account, among other factors, Pearl Meyer’s input and shareholder feedback through to the say-on-pay shareholder vote in 2017 in determining recommendations to the Board for adjustments to our director compensation program for 2019. In order to better align our director compensation program with our peers and broader market practices, and also strengthen alignment with the long-term interests of our stockholders, the Compensation Committee recommended, and the Board unanimously approved the following 2019 non-employee director compensation program:

Compensation Element	2019 Non-Employee Director Compensation Program
Annual Cash Retainer(1)	$100,000
Annual Equity Award(2)	$150,000
Additional Cash Retainer—Lead Director(1)	$10,000 to the Lead Director (if any)
Additional Cash Retainer—Committee Chair(1)	$15,000 to each Independent Director serving as a Committee Chair

(1)	The annual cash retainer is paid quarterly in arrears.

(2)

The annual equity retainer is granted on first business day following the annual stockholder meeting, based on the volume weighted average price of our common stock for the five trading days prior to the grant date, rounded to the nearest full share. The equity retainers are granted as restricted stock awards that vest 100% on the upon the earliest of: (i) the one-year anniversary of the grant date, (ii) the date of the first meeting of the Company’s stockholder at which directors will be elected in the calendar year following the calendar year in which the grant date occurs, (iii) the date the director incurs a termination without cause, (iv) the date of the director’s death, and (v) the date of a change in control, subject to continuous service through such vesting date. All unvested restricted stock will be forfeited upon a termination of service for any reason other than without cause or due to the participant’s death.

Our President and Chief Executive Officer, Mr. Drummond, does not receive any additional compensation for his service as a director (his compensation as an executive is discussed in CD&A and detailed in “Executive Compensation Tables”). Additionally, one of our non-employee directors, Mr. Wille, who is employed by one of our stockholders, has declined any equity compensation for his service, and the cash compensation for his service as a director is paid to his employer, pursuant to his employer’s policy. Until October 31, 2019, Mr. Stewart was an employee of the Company and was not eligible for compensation for his service on the Board.

Additional Compensation Components for Special Committee Members

As part of our evaluation of strategic transactions, in April 2019 the Board formed a special committee of independent directors (the “Special Committee”), consistent with our prior practice, to evaluate the proposed business combination with C&J as well as any alternative transactions, in light of Cerberus’ large equity stake in the Company and its representation on the Board, as well as the expectation that in any merger transaction Cerberus would be requested to enter into an agreement to vote in favor of the transaction and possibly agree to restrictions on its acquisition or disposition of our securities. The Special Committee was composed of Messers. Edwards, Halverson and Garcia, with Mr. Edwards, the

16	NexTier Oilfield Solutions Inc.

lead independent director of the Board, serving as Special Committee Chair. In recognition of the additional responsibilities of the members of the Special Committee, each member was eligible to receive a fee of $15,000 per month (pro-rated for partial months) until the earlier of the closing of a possible transaction, or a determination to not proceed with a transaction, such fee not to exceed $100,000 for each member and an additional $2,000 per month for the chair of the Special Committee, not to exceed $24,000.

Compensation Components for Certain Newly Appointed Non-Employee Directors

As described in more detail on page 11, upon the closing of the Merger on October 31, 2019, the Board added six new members from the C&J board of directors. These new members had already received cash compensation for board service through the end of 2019, and equity grants for board service through mid-December (the timing of the annual cycle for equity grants for board service at C&J), and the applicable portion of such compensation was deemed to apply with respect their service on the Board after Merger through those respective dates. No additional cash or equity compensation was paid to these directors in 2019. The elements of compensation for those directors included:

Compensation Element	2019 Non-Employee Director Compensation Program
Annual Cash Retainer(1)	$87,500
Annual Equity Award(2)	$135,000
Additional Cash Retainer—Chair(1)	$50,000 to the Board Chair
$10,000 to the Audit Committee Chair
$7,500 to the Compensation Committee Chair
$7,500 to the Nominating and Governance Committee Chair
Additional Equity Award—Chair(2)	$50,000 to the Board Chair
$10,000 to the Audit Committee Chair
$7,500 to the Compensation Committee Chair
$7,500 the Nominating and Governance Committee Chair

(1)	The annual cash retainer was paid in January of the applicable compensation year, or if later, a pro-rata portion was paid promptly after such director joined the board.

(2)

The annual equity retainer was granted in December prior to the applicable compensation year. The equity retainers were granted as restricted stock awards that vest 100% on the one-year anniversary of the grant date, and so were scheduled to vest during the applicable compensation year subject to the terms and conditions of the applicable award agreement. NexTier assumed the award agreements as part of the Merger and the awards vested in accordance with their terms.

2020 Proxy Statement	17

2019 Director Compensation

Name(3)	Fees Earned or Paid in Cash ($)(1)(4)	Stock Awards ($)(2)	Total ($)
Stuart Brightman	—	—	—
Marc G. R. Edwards	232,142	138,975	371,117
Gary M. Halverson	208,500	138,975	347,475
John Kennedy	—	—	—
Steven Mueller	—	—	—
Patrick Murray	—	—	—
Amy Nelson	—	117,605	117,605
Mel Riggs	22,283	—	22,283
Michael Roemer	—	—	—
Scott Wille	100,000	—	100,000
Lucas N. Batzer	83,424	—	83,424
Dale M. Dusterhoft	83,424	—	83,424
Christian A. Garcia	174,010	138,975	312,985
Lisa A. Gray	83,424	—	83,424
Shawn Keane	83,424	—	83,424
Elmer D. Reed	83,424	138,975	222,399
Lenard B. Tessler	83,424	—	83,424

(1)

Stuart Brightman, John Kennedy, Steven Mueller, Patrick Murray, Amy Nelson and Michael Roemer joined the board on October 31, 2019 as part of a business combination. They were not paid any cash compensation by the Company or granted any stock awards in 2019. However, Ms. Nelson’s restricted stock award agreement that was granted by C&J on July 1, 2019 was assumed by the Company.

(2)

The number of shares of restricted stock granted to Messrs. Edwards, Garcia, Halverson and Reed was calculated pursuant to the director compensation elements (as described above) based on the volume weighted average price of the common stock for the 5-day trading days prior to the grant date. The amount above, however, reflects the grant date fair value calculated in accordance with ASC 718 (as defined below) of the restricted stock granted in fiscal year 2019. Messers. Brightman, Kennedy, Mueller, Murray and Roemer did not receive any stock grants in 2019, the equity awards related to their 2019 board service were granted in December of 2018, and thus are not reflected in this table. Ms. Nelson joined the C&J board in July of 2019, and her pro-rata equity award was granted promptly thereafter.

(3)

James Stewart is a Named Executive Officer for 2019, and his compensation for the portion of the year that he was a non-employee director is reflected in the Summary Compensation Table. Scott Wille is employed by one of our largest stockholders and has declined any equity compensation for his service as a director, and the cash compensation is paid to his employer pursuant to his employer’s policy. Robert Drummond is an employee of the Company, and therefore does not receive any compensation for his service on the Board.

(4)	Messers. Edwards, Halverson and Garcia were paid for services on the Special Committee in respective aggregate amounts of $108,800, $96,000 and $84,322.

18	NexTier Oilfield Solutions Inc.

As of December 31, 2019, the aggregate number of shares of unvested restricted stock held by each non-employee director was:

Name	Number of Shares of Restricted Stock
Stuart Brightman	—
Marc G. R. Edwards	14,629
Gary M. Halverson	14,629
John Kennedy	—
Steven Mueller	—
Patrick Murray	—
Amy Nelson	17,553
Mel Riggs	—
Michael Roemer	—
Scott Wille	—
Lucas N. Batzer	—
Dale M. Dusterhoft	—
Christian A. Garcia	—
Lisa A. Gray	—
Shawn Keane	—
Elmer D. Reed	—
Lenard B. Tessler	—

Director Services Agreements

We have entered into Director Services Agreements with each of Marc G. R. Edwards, Gary M. Halverson and Mel G. Riggs. The Director Services Agreements provide that each such director serve on an at-will basis until the earlier of disability, death, resignation or removal.

Stock Ownership Guidelines

We have stock ownership requirements for (i) all independent, non-employee directors (each an “Independent Director”), and (ii) effective as of October 31, 2019, our Chief Executive Officer and certain other executive officers, including the Chief Financial Officer, the Chief Operating Officer, if any, the Chief Administrative Officer, and the General Counsel, as well as any President or Executive Vice President reporting directly to the CEO (collectively, the “Executive Officers”). All Independent Directors are required to own Company common stock in an amount equal to or in excess of three times such Directors Annual Director Fee pursuant to the Director Compensation Plan, which shall be determined annually as of the last day of the prior fiscal year. Each Independent Director has five years to meet the requirements, measured from the date he or she is first elected to the Board.

By the fifth (5th) anniversary of the later of (a) the date an Executive Officer of the Company begins employment with the Company in such position and (b) October 31, 2019, each Executive Officer is required to own Company common stock in an amount equal to or in excess either (i) three times the CEO’s annual base salary, if such Executive Officer is the CEO or (ii) for all other Executive Officers two times such Executive Officer’s annual base salary, which will be determined annually as of the last day of the prior fiscal year of the Company.

The Company believes that each Independent Director and Executive Officer is on track meet such ownership requirements within the requisite five-year period.

2020 Proxy Statement	19

Corporate Governance

Board Leadership Structure

Our Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the board of directors should be separate. If the Chairman is a member of management, the Board also elects a Lead Director who is a non-management director. Currently, Robert W. Drummond serves as our President & Chief Executive Officer, while Patrick Murray serves as Chairman of the Board. The Board believes that this leadership structure provides the best direction for the management team and is ideal for the Company and its stockholders. Our non-management directors meet regularly in executive sessions at which only non-management directors are present, and the Chairman leads those sessions. Because Mr. Murray is independent under applicable listing standards and under our Corporate Governance Guidelines, our Board has not appointed a separate Lead Director.

Our Board expects to periodically review its leadership structure to ensure that it continues to meet the Company’s needs.

Role of Board in Risk Oversight

Enterprise risk management is a Company-wide initiative that involves the Board and management identifying, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. A primary function of our Board is to assist and oversee management in this effort. The Board and its committees conduct this oversight responsibility. The Board’s committees assist the Board in fulfilling its oversight responsibilities with respect to risks within its areas of responsibilities, as further discussed below. We believe the Board’s role in risk oversight is consistent with the Company’s leadership structure, with our CEO and other members of senior management having direct responsibility for managing risk exposure and the potential impacts of the many risks that are associated with our business, and the directors involved in providing oversight of management’s efforts to reduce, mitigate or eliminate the risks that we face.

The primary means by which the Board and its designated committees oversee our risk management structure and policies is through regular communications with management, specifically including with our General Counsel, our head of internal audit, our CEO and our Chief Financial Officer (“CFO”). In connection with our regular quarterly Board and committee meetings, the full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. In addition, upon request, either the full Board or a committee may receive additional reports from those executive officers who are deemed responsible for particular risks. The chair of each of the committees will also discuss and review significant matters with management outside of the quarterly Board meetings as needed. When a committee receives a separate report, or the chair has separate discussions, the committee chair may discuss that report with the full Board.

20	NexTier Oilfield Solutions Inc.

Environmental Risks

As part of our commitment to long-term, sustainable value creation, the Board and our executive team are committed to actively monitoring how the Company’s performance, opportunities and strategy are influenced by, and influence, the environment. This review, which is part of the Company’s general risk management process, includes an evaluation of the Company’s material climate-related risks; all material risks identified in the risk management process are assessed by management and reported to the Board.

Cybersecurity Risks

To guard against the threat of security breaches and cyber-attacks, the head of the Company’s IT department manages our cybersecurity initiative, which is focused on protecting and preserving the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. The head of IT works closely with the General Counsel in this effort.

The Audit Committee receives regular reports related to cybersecurity, privacy and controls. As part of this, the Audit Committee will review the results of periodic exercises and response readiness assessments led by outside advisors who provide a third-party independent assessment of our internal preparedness.

In addition, our internal audit team will also periodically review and report to the Audit Committee on aspects of cybersecurity as part of its audits.

2020 Proxy Statement	21

People Risks

The Board and our executive team are committed to promoting a healthy and ethical culture throughout the organization. The Board receives regular reports from the Company’s General Counsel, who serves as Chief Compliance Officer, regarding the Company’s compliance program. As part of this, the Board regularly reviews all complaints received through the anonymous hotline as well as key data related to ongoing legal proceedings.

The Board also receives regular reports from our senior management team about our other people-related strategies, programs and initiatives, including recruitment, retention, engagement, training and development, health and safety, talent management and diversity.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (the “Code of Business Conduct and Ethics”) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. In addition, our senior financial officers, including our principal executive officer and principal financial officer, are subject to a written code of ethics for senior financial officers. We have made a current copy of both codes available on our website, www.nextierofs.com and both are available in print and without charge to any person who sends a written request to our Corporate Secretary at 3990 Rogerdale Road, Houston, Texas 77042. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of either code.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, role of the Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website.

22	NexTier Oilfield Solutions Inc.

Proposal 2. Ratify Appointment of Independent Auditors

The Board of Directors recommends that you vote “FOR” this proposal.

The Audit and Risk Committee of the Board of Directors (the “Audit Committee”) of the Company has selected KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2020. While the Audit Committee is responsible for appointing, compensating and overseeing the independent auditors’ work, we are requesting the ratification of the appointment of KPMG as our auditor for 2020 as a matter of good corporate governance. KPMG served as our independent auditor for 2017, 2018 and 2019 and the Audit Committee took a number of factors into consideration in determining whether to reappoint KPMG as the Company’s independent auditor, including KPMG’s historical and recent performance, capabilities and expertise, tenure as the Company’s independent auditor and familiarity with the Company’s business. We believe the appointment of KPMG is in the best interest of the Company and its stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.

The ratification of the appointment of KPMG as our independent auditor for 2020 requires the affirmative vote of a simple majority of the votes cast. If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for the proposal.

2020 Proxy Statement	23

Audit Fees

The following table summarizes fees paid or accrued to our independent registered public accounting firm, KPMG, in connection with various services for the years ended December 31, 2019 and 2018 respectively:

	2019	2018
	(Thousands of Dollars)
Audit Fees(1)	$5,451	$2,827
Audit–Related Fees(2)	432	185
Tax Fees(3)	1	119
All Other Fees(4)	286	—
Total	$6,170	$3,131

(1)	Consists of fees for professional services rendered for the audits of our consolidated and combined financial statements for fiscal years 2019 and 2018 included in our 2019 Form 10-K

(2)	Consists of fees billed for assurance and related services consisting of comfort letters and consents related to other registration statements filed by the Company during the year.

(3)	Consists of fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning.

(4)	Consists of fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Pre-Approval Policy

Our Audit Committee has adopted a policy (the “Pre-Approval Policy”), that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage KPMG to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“General Pre-Approval”). Unless a type of service to be provided by KPMG has received General Pre-Approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by KPMG without first obtaining specific pre-approval from our Audit Committee. Our Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

During 2019 and 2018, no services were provided to us by KPMG other than in accordance with the pre-approval policies and procedures described above.

24	NexTier Oilfield Solutions Inc.

Audit Committee Report

The Audit Committee represents and assists the board of directors in providing independent, objective oversight of the Company’s accounting functions and internal control over financial reporting. The Audit Committee acts under a charter which is available on the Company’s website at www.nextierofs.com under “Investor Relations,” then “Corporate Governance,” then “Board Committees,” then “Audit and Risk Committee Charter.” The board of directors has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise.

Management is responsible for the Company’s financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting.

KPMG, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight role, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of NexTier Oilfield Solutions Inc. as of and for the year ended December 31, 2019; and

•

discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.

The Audit Committee and the Board of Directors believe that, due to KPMG’s knowledge of the Company and the industry in which the Company operates, it is in the best interest of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the board of directors ask the stockholders to ratify the appointment of the independent registered public accounting firm at the 2020 Annual General Meeting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K of NexTier Oilfield Solutions Inc. for the year ended December 31, 2019.

The Audit and Risk Committee

Michael Roemer, Chair

Gary M. Halverson

Amy H. Nelson

Mel G. Riggs

2020 Proxy Statement	25

Proposal 3. Advisory Approval of Executive Compensation

The Board of Directors recommends that you vote “FOR” this proposal.

We are asking our stockholders to approve, on an annual advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. While this vote is not binding on our Company, the results of the vote on this proposal will be carefully considered by the board of directors and the Compensation Committee when making future executive compensation decisions.

The text of the resolution in respect of Proposal 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

We urge you to carefully review the Compensation Discussion and Analysis, or “CD&A,” section in this Proxy Statement, as well as the 2019 Summary Compensation Table, other compensation tables and related narrative discussion, for more information regarding the compensation of our NEOs. We believe the information in this Proxy Statement demonstrates the successful design and implementation of a compensation program that aligns stockholders’ and management’s interests.

A simple majority of the votes cast is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal.

26	NexTier Oilfield Solutions Inc.

Executive Officers

Set forth below is certain information regarding our executive officers as of April 10, 2020, other than the biography of our President & Chief Executive Officer, which appears under “Proposal 1—Election of Directors—Director Information.”

Name	Age	Position
Robert W. Drummond	59	President and Chief Executive Officer
Kenneth Pucheu	42	Senior Vice President & Chief Financial Officer
Gregory L. Powell	45	Executive Vice President & Chief Integration Officer
Kevin M. McDonald	53	Executive Vice President, Chief Administrative Officer & General Counsel
Ian R. Henkes	48	Senior Vice President – Operations
Phung Ngo-Burns	54	Chief Accounting Officer
Richard Vaclavik	60	Senior Vice President, Chief Commercial Officer

Kenneth Pucheu, Senior Vice President and Chief Financial Officer. Mr. Pucheu has served as NexTier’s Senior Vice President and Chief Financial Officer since December 2019. He joined Keane Group, Inc. (now known as NexTier Oilfield Solutions Inc.) in 2016 as Vice President of Finance. a Mr. Pucheu has 20 years of experience in corporate and operational finance across the energy industry. Prior to joining Keane, Mr. Pucheu served at Schlumberger Limited for 15 years in various senior-level positions, including Head of Finance for Drilling and Measurements, and Director of Finance for North America Offshore. Mr. Pucheu earned a B.S. in Accounting from the University of Louisiana at Lafayette.

Gregory L. Powell, Executive Vice President and Chief Integration Officer. Mr. Powell has served as NexTier’s Executive Vice President and Chief Integration Officer since October 2019. He joined Keane Group, Inc. (now known as NexTier Oilfield Solutions Inc.) in March 2011 as President and Chief Financial Officer. Prior to joining Keane, Mr. Powell worked as an Operating Executive for Cerberus Capital Management L.P. During his tenure, he was responsible for partnering with portfolio companies to maximize value creation. Mr. Powell has worked across a broad set of businesses including: automotive, consumer products, technology, leasing, building products, and retail. Prior to joining Cerberus, Greg worked for 10 years in various divisions of General Electric. In his last role with GE, he was the Chief Financial Officer for GE Aviation – Military Systems.

Kevin M. McDonald, Executive Vice President, Chief Administrative Officer & General Counsel. Mr. McDonald serves as NexTier’s Executive Vice President, Chief Administrative Officer and General Counsel. He joined Keane Group, Inc. (now known as NexTier Oilfield Solutions Inc.) as Executive Vice President, General Counsel & Secretary in November 2016. Prior to joining Keane, Mr. McDonald served in leadership roles at Marathon Oil Corporation from 2012 to 2016, including as Deputy General Counsel of Corporate Legal Services and Government Relations, Deputy General Counsel of Governance, Compliance & Corporate Services, and Assistant General Counsel. Mr. McDonald practiced as a partner at the international law firm Fulbright & Jaworski LLP (now Norton Rose Fulbright LLP) in 2012. Mr. McDonald previously held various counsel positions, including President & Chief Executive Officer and acting General Counsel at Arms of Hope, a nonprofit organization, from 2008 to 2012, Senior Vice President, General Counsel & Chief Compliance Officer at Cooper Industries from 2006 to 2008, Associate General Counsel at Anadarko Petroleum from 2006 to 2008, and Managing Counsel (Litigation) at Valero Energy from 2002 to 2004. He began his career as an associate at Norton Rose Fulbright LLP between 1992 and 2001. Mr. McDonald graduated with a BS from Texas A&M University and JD from the University of Texas School of Law.

2020 Proxy Statement	27

Ian R. Henkes, Senior Vice President – Operations. Mr. Henkes serves as NexTier’s Senior Vice President for Operations. He joined Keane Group, Inc. (now known as NexTier Oilfield Solutions Inc.) in February 2016 and was Vice President of South Region until October 2019. Prior to joining Keane, he served as Human Resources Manager for Schlumberger’s Drilling & Measurements global businesses from August 2014 to February 2016, as Vice President for North America at Pathfinder Energy Services from January 2013 to September 2014, and as Personnel Manager at Pathfinder Energy Services from September 2012 to December 2012. Prior to joining Pathfinder Energy Services, Mr. Henkes worked in various field, operations, sales, management, and HR positions around the world from 1994 to 2012. Mr. Henkes has extensive experience in wireline, logging while drilling, and directional drilling operations in North America, Latin America, and northern Europe.

Phung Ngo-Burns, Chief Accounting Officer. Ms. Ngo-Burns serves as NexTier’s Chief Accounting Officer. She had previously served as Vice President—Integration at the Company from October 2019 to March 2020, and prior to that as Chief Accounting Officer since 2017. Prior to joining the Company, Ms. Ngo-Burns was as Senior Director with Alvarez and Marsal since 2012. From 2002 to 2012, Ms. Ngo-Burns served as Chief Financial Officer of Ability Holdings, Inc. and held several executive roles in the finance department of ExpressJet Holdings, Inc., including as Executive Vice President and Chief Financial Officer. Ms. Ngo-Burns brings nearly 30 years of accounting experience to the Company and holds an M.B.A. from the University of Houston and a B.S. in Business and Accounting from Oklahoma State University.

Richard Vaclavik, Senior Vice President, Chief Commercial Officer. Mr. Vaclavik serves as NexTier’s Senior Vice President and Chief Commercial Officer. He joined NexTier as Chief Commercial Officer in January 2019. Mr. Vaclavik brings a wealth of oil & gas experience to our company. He has been in the oil & gas industry for over 35 years and was most recently the Vice-President of US Geozone for Weatherford. Previously, Richard has held executive leadership positions with Roywell as CEO, Baker Hughes as Vice President of North America Pressure Pumping and Halliburton as Northeast Area Vice President, Region Vice President Gulf of Mexico, and Vice President of Business Development. He has a B.S. in Agricultural Engineering from Texas A&M University.

28	NexTier Oilfield Solutions Inc.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with the Company’s management. Based on the review and discussions, the Compensation Committee has recommended to our board of directors that this CD&A be included in this Proxy Statement.

The Compensation Committee

Gary Halverson, Chair

Stuart Brightman

Marc G. R. Edwards

John Kennedy

This report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

2020 Proxy Statement	29

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s 2019 compensation programs, actions and outputs relative to the Company’s 2019 performance. These compensation decisions reflect the compensation committee’s application of the Company’s compensation philosophy, plan objectives, and performance standards against financial and individual executive performance through the end of 2019. As of the date of this proxy statement, the Company has experienced significant stock price decline since the end of 2019, consistent with its peer companies and the broader market, due to macro-economic factors and global concerns about the COVID-19 outbreak. As described further in this CD&A, the Company’s executive compensation programs strongly align realized compensation outcomes with the Company’s absolute and relative stock price performance. We will determine the near-term outcomes of this year’s stock price performance after the conclusion of 2020, and describe those outcomes in next year’s CD&A.

For the year ended December 31, 2019, our named executive officers (“NEOs”) were:

NEO	Title
Robert W. Drummond	President & Chief Executive Officer (“CEO”)
Kenneth Pucheu	Chief Financial Officer (“CFO”)(1)
Gregory L. Powell	Executive President and Chief Integration Officer(2)
Kevin M. McDonald	Executive Vice President, Chief Administrative Officer & General Counsel
Ian R. Henkes	Senior Vice President – Operations
James C. Stewart	Former Executive Chairman(3)
Jan Kees van Gaalen	Former Chief Financial Officer(4)

(1)	Mr. Pucheu assumed the role of Chief Financial Officer on December 16, 2019.

(2)

Mr. Powell served as the Company’s President & Chief Financial Officer until October 31, 2019, after which he assumed the role of Executive Vice President & Chief Integration Officer in connection with the Merger (described below).

(3)	Mr. Stewart served as the Company’s Executive Chairman until October 31, 2019. He currently serves on our board of directors as a non-management director.

(4)	Mr. van Gaalan served as the Company’s Chief Financial Officer from October 31, 2019 to December 13, 2019, after which he separated from service with the Company.

30	NexTier Oilfield Solutions Inc.

Executive Summary

Compensation Practices & Policies

The following practices and policies in our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do	What We Don’t Do

☑	Emphasis on variable compensation tied to annual financial performance or long-term stock price performance
☑	Performance-based long-term incentives dependent upon our performance relative to peers makes up an increasing portion of NEO LTI starting in 2019
☑	Clawback policy that applies to cash and equity compensation
☑	Annual compensation risk assessment
☑	Independent compensation consultant reporting directly to our Compensation Committee
☑	Stock Ownership Guidelines for each of our Officers and non-employee directors
☑	Severance and Acceleration of Equity Vesting Conditioned On Restrictive Covenants and Release of Claims

☒	Prohibition on option repricing without shareholder approval
☒	Prohibition on hedging of Company securities by our executive officers
☒	Prohibition on pledging of Company securities by our executive officers and directors
☒	No single-trigger change-in-control severance payments
☒	No single-trigger change-in-control equity vesting
☒	No excise tax gross-ups
☒	Limited use of perquisites and supplemental benefits

Implications of our Merger with C&J Energy Services

In continuation of our growth through acquisition strategy—which, since 2013 has notably resulted in the growth of the location and scale of our operational footprint, expansion of our customer base, addition of wireline operations, increase in our pumping capacity and expansion of our hydraulic fracturing operations by more than an additional 1,040,000 hydraulic horsepower—on October 31, 2019, we completed a merger transaction (the “Merger”) with C&J Energy Services, Inc., a publicly traded Delaware corporation (“C&J”). Pursuant to this transaction, C&J was ultimately merged with and into our wholly owned merger subsidiary, with our subsidiary continuing as the surviving entity. On the effective date of the Merger, we changed our name to “NexTier Oilfield Solutions Inc.”

Executive Leadership Transitions

In connection with the Merger, our executive team adjusted many of the responsibilities of our corporate leaders to better address the needs of the combined Company. In particular, on the effective date of the Merger, the Company appointed:

•	Mr. van Gaalen, former Chief Financial Officer of C&J, as Executive Vice President and Chief Financial Officer;

•	Mr. Powell, former President and Chief Financial Officer of Keane, as Executive Vice President and Chief Integration Officer;

•	Kevin McDonald, former Executive Vice President, General Counsel and Secretary of Keane, as Executive Vice President, Chief Administrative Officer & General Counsel; and

•	Ian Henkes, former Vice President of South Region of Keane, as Senior Vice President, Operations.

2020 Proxy Statement	31

Also on the effective date of the Merger, the Company accepted the resignation of Mr. Stewart as Executive Chairman of the Company.

Mr. Drummond, the Chief Executive Officer of Keane, remains in his role as President and Chief Executive Officer of the Company.

Treatment of Outstanding Equity Awards in the Merger

In connection with the Merger, equity-based awards of C&J and the Company (other than Company PSUs described below) were generally assumed by the combined Company and converted into obligations with respect to the common stock of the combined Company. With respect equity awards held by our NEOs, in connection with the Merger:

•

Acceleration of Company PSUs. Each of the performance restricted stock unit (“PSU”) awards held by Messrs. Drummond, Powell, Stewart and McDonald were amended such that upon the consummation of the Merger, the respective executive officer became fully vested in his PSU award, at the target level of achievement.

•

Company Options, RSUs and RSAs. All options, restricted stock unit (“RSU”) awards and restricted stock awards with respect to our common stock that were outstanding immediately before the effective time of the Merger continued to be awards in respect of our common stock following the Merger and subject to the same terms and conditions that were applicable to such awards before the effective time of the Merger.

•

Assumption of C&J RSU Awards: Each C&J RSU award was assumed by the Company and remained subject to the same terms and conditions as were applicable to such C&J RSU award, but was converted into an award with respect to a number of shares of Company Common Stock equal to the product of (i) the number of shares of C&J common stock subject to the C&J RSU award immediately prior to the effective time and (ii) the exchange ratio in the Merger.

•

Assumption of C&J Performance Shares. All unvested performance share awards with respect to C&J shares outstanding immediately prior to the effective time were assumed by the Company and remain subject to the same terms and conditions (including the time-based vesting schedule applicable to such award, but excluding any performance-based vesting requirements) as were applicable to such C&J performance share award, but were converted into an award with respect to a number of shares of Company common stock (rounded up or down to the nearest whole share) equal to the product of (i) the number of shares of C&J common stock subject to such C&J performance share award (assuming target performance) and (ii) the exchange ratio in the Merger.

Amended and Restated Employment Agreements

In connection with the Merger, the Company entered into an amended and restated employment agreement with each of its executive officers, other than Mr. Stewart. Each such amended and restated employment agreement was effective on the closing date of the Merger. Each such employment agreement, among other things, sets forth the terms of the executive officer’s employment and compensation, and imposes restrictive covenants, including non-solicitation and noncompetition restrictions, for a specified post-employment period. Each employment agreement also entitles the executive officer to severance benefits depending on the circumstances of the executive officer’s termination of employment, and, with respect to Messrs. Drummond and McDonald, enhanced severance benefits in the event a qualifying termination occurs within thirty days prior to or two years following a change in control. In connection with the increased severance benefits provided to him, Mr. McDonald agreed to increase the period of his post-employment non-competition and non-solicitation restrictions to twelve months from six months.

32	NexTier Oilfield Solutions Inc.

Bonus Payments

In connection with the Merger, each executive officer who continued to be employed with the Company or its subsidiaries through the regular payment date for 2019 annual bonuses, were entitled to receive an annual bonus for 2019 consisting of (i) for the period from January 1, 2019 through October 31, 2019, an annual bonus opportunity in amount determined based on the level of attainment of the applicable performance measures under our annual bonus plan, prorated to reflect the number of calendar days during such period, and (ii) for the period from November 1, 2019 to December 31, 2019, an annual bonus in amount determined based on the level of attainment of the applicable performance measures under our annual bonus plan, but not less than 100% of the target amount of such bonus, prorated to reflect the number of calendar days during such period.

Transaction Bonuses

In connection with the Merger and in order to incentivize our executives to diligently execute on the Merger transaction, we granted transaction bonuses to Messrs. Pucheu and McDonald in the amount of $50,000 and $125,000, respectively, in each case, payable on the first payroll date following the effective time of the Merger.

Retention Bonuses

In order to properly incentivize and retain Mr. Pucheu’s services during the transition period following the Merger, the Company granted him a retention bonus in the amount of $100,000, of which $50,000 was contingent upon the attainment of anticipated run rate synergies in connection with the Merger, payable on the payroll date nine months following the effective time of the Merger, subject to Mr. Pucheu’s continuous employment with the Company through such date.

Special Value Creation Incentive Bonus

In order to properly incentivize and reward successful integration following the Merger, pursuant to his Executive Employment Agreement, Mr. Powell, as Chief Integration Officer, will be entitled to a Value Creation Bonus (the “Value Creation Bonus”) of $2,600,000 payable upon certification by the Compensation Committee of $100 million of annualized run-rate synergies achieved in connection with the Merger.

2019 Compensation Actions At-A-Glance

The Compensation Committee took the following key compensation-related actions for fiscal year 2019:

•

Base Salaries: Following our Merger, on November 4, 2019, the Compensation Committee elected to adjust the base salaries of several of our executive officers to better align with the median of the combined company’s updated peer group and to reflect the new roles assumed by our executive officers in connection with the Merger and post-Merger leadership transitions described below.

•

Annual Incentives: The Compensation Committee adopted an annual bonus program for fiscal year 2019, based on the achievement of specific Company performance objectives related to EBITDA and EBITDA per fleet. In light of our actual level of achievement, our Compensation Committee has determined that each of Robert Drummond, Gregory Powell and Kevin McDonald is eligible to receive an amount under the 2019 Executive Bonus Program equal to 165% of the NEO’s target bonus. In addition, each of Messrs. Pucheu and Henkes were eligible to receive an amount under the 2019 Management Bonus Program.

2020 Proxy Statement	33

•

Long-Term Incentives: The largest single component of compensation granted to our executives is equity compensation. The executives were awarded long-term incentives consisting of a mixture of RSUs and PSUs. The Compensation Committee believes the use of these equity vehicles creates strong alignment with the Company’s stockholders by linking executive compensation closely to stock performance.

•

Special Non-Recurring Compensation: In connection with the Merger, the Compensation Committee determined to make cash transaction and retention awards to certain key employees. These cash awards, although made in 2019, were not part of the ongoing compensation framework for 2019, but rather standalone, non-recurring compensation stemming from exigent circumstances.

What Guides Our Program

Our Compensation Philosophy

Our compensation philosophy is driven by the following guiding principles:

•	Pay for performance: a significant portion of an executive’s total compensation should be variable (“at-risk”) and linked to the achievement of specific short- and long-term performance objectives.

•

Shareholder alignment: executives should be compensated through pay elements (base salaries, short and long-term incentives) designed to enhance stockholder value by incentivizing our executives to work towards goals that drive return on stockholder investment.

•

Competitiveness: target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure we employ the best people to lead the successful implementation of our business plans and to attract the caliber of executive we need to support the long-term growth of our enterprise.

•	Good governance: decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

The Principal Elements of Pay

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How it’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual financial and strategic objectives that contribute to stockholder value creation
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial and strategic goals that drive stockholder value creation and support the Company’s retention strategy

34	NexTier Oilfield Solutions Inc.

Pay Mix

A majority of NEO total direct compensation for fiscal year 2019 was variable, at approximately 86% for our CEO, and approximately 75% for our other NEOs (other than our Executive Chairman and departed CFO). The following charts illustrate the total direct compensation mix for our CEO and our other NEOs for fiscal year 2019:

Our Decision-Making Process

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent members of our board of directors. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee evaluates, determines and approves the compensation of our CEO and other executive officers, and to recommend the compensation of our non-employee directors. The Compensation Committee administers the Company’s equity plans and has overall responsibility for monitoring of the Company’s executive compensation policies, plans and programs. The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members, when appropriate. Details of the Compensation Committee’s authority and responsibilities are specified in the committee’s charter which is available on the Company’s website at www.nextierofs.com.

The Role of Management

Compensation Committee meetings are regularly attended by our CEO, CFO, General Counsel and our Senior Vice President of Human Resources. Each of the management attendees provides the Compensation Committee with his specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management are present during the Compensation Committee’s deliberations regarding their own compensation adjustments, but the Company’s independent compensation consultant may participate in those discussions.

The Role of the Independent Consultant

The Compensation Committee has the full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities. Prior to retaining, or seeking advice from, a

2020 Proxy Statement	35

compensation consultant or other advisor, the Compensation Committee must consider the independence of such compensation consultant or other advisor. The independent compensation consultant retained by the Compensation Committee reports directly to the Compensation Committee.

In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. The Compensation Committee assessed the independence of Pearl Meyer and determined that its work for the Compensation Committee has not raised any conflict of interest. In 2019, Pearl Meyer provided services to the Compensation Committee, including (i) a refreshed compensation review for the executive officers of the Company, including the NEOs; (ii) an assessment of the Company’s compensation components compared to survey and peer group data; and (iii) recommendations for total compensation opportunity guidelines (i.e., base salary and annual and long-term incentive targets). Pearl Meyer does not provide any services to the Company or any of its subsidiaries other than the services provided to the Compensation Committee.

The Role of the Compensation Peer Group

The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executives in similar positions at peer companies. For purposes of setting fiscal year 2019 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account publicly-available data from industry compensation surveys and proxy statements from the group of peer companies listed below.

Compensation Peer Group
Apergy Corporation	McDermott International	Patterson-UTI Energy
Flowserve Corporation	MRC Global	ProPetro Holding Corp.
FTS International	Nabors Industries, Ltd.	RPC, Inc.
Helmerich & Payne, Inc.	National Oilwell Varco	Superior Energy Services, Inc.
KBR, Inc.	NOW Inc.	TechnipFMC plc
Liberty Oilfield Services	Oceaneering International

The peer companies were selected as potential competitors for executive talent based upon similarity in terms of business focus, financial size, and peer group overlap. We fell at the 68th percentile for revenue size relative to this group during 2019, and at the 55th percentile for market cap as of December 31, 2019.

This market data is not the sole determinant in setting executive pay levels. The Compensation Committee also considers Company and individual performance, the nature of an individual’s role within the Company, and his or her experience and contributions to his or her current role when making its compensation-related decisions.

Say-on-Pay Vote and Compensation Actions Taken

In 2019, we received roughly 98% approval on our advisory say-on-pay vote to approve NEO compensation. We considered this as an affirmation that our stockholders support our executive compensation program. We regularly engage in investor outreach to better understand our investors’ concerns and to solicit feedback on our executive compensation program. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee intends to consider the outcome of say-on-pay votes when evaluating the design of our programs and is devoted to consistently reviewing and enhancing our programs to ensure continued alignment with the guiding principles described above.

36	NexTier Oilfield Solutions Inc.

The 2019 Executive Compensation Program in Detail

Base Salary

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are set forth in employment agreements between the Company and each NEO (the “Executive Employment Agreements”) and are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, his future potential contributions, scope of responsibilities and experience, and competitive pay practices.

Following our Merger, on November 4, 2019, the Compensation Committee elected to adjust the base salaries of several of our executive officers to better align with the median of the combined company’s updated peer group and to reflect the new roles assumed by our executive officers in connection with the Merger and post-Merger leadership transitions described above.

Name	Base Salary December 31, 2018 ($)	Base Salary December 31, 2019 ($)(3)	% Change
Robert W. Drummond	800,000	1,000,000	25	%(1)
Kenneth Pucheu	233,100	375,000	61	%(2)
Gregory L. Powell	800,000	800,000	—
Kevin M. McDonald	400,000	475,000	19	%(1)
Ian Henkes	300,000	375,000	25	%(1)
James Stewart	1,000,000	1,000,000	—
Jan Kees van Gaalen	500,000	575,000	15	%(1)

(1)	Base salary adjusted in connection with the Merger, effective October 31, 2019 to better align with peer compensation and reflect prospective post-Merger responsibilities.

(2)

Includes base salary adjustments on February 24, 2019, on October 31, 2019, in connection with the Merger, and effective December 13, 2019, in connection with Mr. Pucheu’s subsequent appointment as Chief Financial Officer.

(3)

Base salaries presented for Messrs. Stewart and van Gaalen above are terminal base salaries upon termination of employment. Mr. Stewart terminated service with the Company on October 31, 2019 in connection with the Merger. Mr. van Gaalen terminated his employment with the Company on December 13, 2019.

2019 Annual Incentives

Each Executive Employment Agreement provides that the NEO is eligible for an annual bonus, for which target is expressed as a percentage of base salary, as set forth in the table below.

Name	Target Bonus Opportunity as a Percent of Base Salary	Target Bonus Opportunity ($)
Robert W. Drummond(1)	125%	1,250,000
Kenneth Pucheu	75%	281,250
Gregory L. Powell	100%	800,000
Kevin M. McDonald	100%	475,000
Ian Henkes(2)	75%	281,250
James Stewart	100%	1,000,000
Jan Kees van Gaalen	75%	431,250

(1)

Mr. Drummond’s target bonus was adjusted from 100% of base salary to 125% of base salary in connection with the Merger to better align with peer compensation and reflect prospective post-Merger responsibilities.

(2)	Mr. Henkes’ target bonus opportunity was initially set at 100% of base salary and was adjusted to 75% in connection with the Merger to better align with members of management of the combined company.

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Bonus payments for our NEO’s other than Pucheu, Henkes and van Gaalen were calculated under 2019 Executive Bonus Program, described below. Bonus payments for Messrs. Pucheu, Henkes were made pursuant to our 2019 Management Bonus Program for non-executive officers since they were not executive officers at the beginning of 2019. Mr. van Gaalen would have been entitled to bonus calculation based on C&J’s bonus program assumed by the Company, however, Mr. van Gaalen terminated employment prior to the end of the year.

2019 Executive Bonus Program

The Compensation Committee adopted the Annual Executive Bonus Program for Fiscal Year 2019 (the “2019 Executive Bonus Program”) under the terms of the Company’s Executive Incentive Bonus Plan. The 2019 Executive Bonus Program provides that each NEO is eligible to receive an annual bonus for fiscal year 2019 calculated by multiplying the NEO’s target bonus by the achieved “Funding Level” based on the Company’s achievement of the following metrics:

Performance Objectives	2019 Performance Metrics(1)	Weighting
Corporate Financial Results	Adjusted EBITDA	50%
Corporate Financial Results	Adjusted EBITDA per Fleet Rank	50%

(1)	Adjusted EBITDA is a non-GAAP measure.

The funding amount for the Adjusted EBITDA metric was to be determined as set forth in the table below:

Achievement Level	Performance Hurdle	Funding Level
Threshold	$195M	50%
Target	$279M	100%
Stretch Level 1	$307M	150%
Stretch Level 2	$335M	200%
Stretch Level 3	>$335M	Linear incremental bonus increase up to the maximum bonus award provided under the Company’s Executive Incentive Bonus Plan.

The Funding Level increases on a linear basis between the Threshold, Target and Stretch performance hurdles.

Adjusted EBITDA Per Fleet Rank is a relative measure of our operating profitability derived by comparing our Adjusted EBITDA to the earnings of a pool of industry peers as disclosed in their public disclosures, adjusted for fluid-end capitalization of our peers. The peer comparison group for purposes of calculating Adjusted EBITDA Per Fleet Rank includes:

Adjusted EBITDA Per Fleet Rank Comparison Group
FTS International	Patterson-UTI Energy	RPC, Inc.
Liberty Oilfield Services	ProPetro Holding Corp.	Superior Energy Services, Inc.
C&J Energy Services, Inc.(1)	Quintana Energy Services

(1)

As a result of the Merger, C&J Energy Services, Inc. was considered as part of the Adjusted EBITDA (1) Per Fleet Rank Comparison Group for the period from January 1, 2019 through the October 31, 2019, but was removed from such peer group for the period from November 1, 2019 through the December 31, 2019.

38	NexTier Oilfield Solutions Inc.

The funding amount for the Annual Adjusted EBITDA Per Fleet Rank metric was to be determined as set forth in the table below:

Annual Adjusted EBITDA Per Fleet Rank	1	2	3	4	5	6	7	8	9
Funding Level	200%	175%	150%	125%	100%	75%	50%	0%	0%

The Compensation Committee chose to use Adjusted EBITDA because it is a critical measure of the health of our business and a direct measure of our management team’s ability to generate cash and to operate the business profitably. The addition of the EBITDA per Fleet Rank measure adds a relative metric that not only holds us accountable for strong performance against peers but also addresses industry cyclicality.

2019 Management Bonus Program

Because Messrs. Pucheu and Henkes were not executive officers at the beginning of 2019, they did not participate in the 2019 Executive Bonus Program. Instead, each such executive was eligible for annual incentives under the Company’s 2019 Management Bonus Program, which is funded based on Company performance with reference to the achievement of Adjusted EBITDA and Adjusted EBITDA Per Fleet Rank as well as other factors in the discretion of management.

Effect of Merger Agreement on Annual Incentive Awards

In connection with the Merger, each executive officer of both the Company and C&J who continued to be employed with the Company or its subsidiaries through the regular payment date for 2019 annual bonuses, was entitled to and received an annual bonus for 2019 consisting of (i) for the period from January 1, 2019 through the October 31, 2019, an annual bonus in an amount determined based on the level of attainment of the applicable performance measures under annual bonus plan, prorated to reflect the number of calendar days during such period, and (ii) for the period from November 1, 2019 to December 31, 2019, an annual bonus in amount determined based on the level of attainment of the applicable performance measures under our annual bonus plan, but not less than 100% of the target amount of such bonus, prorated to reflect the number of calendar days during such period. In addition, executive officers would receive such bonus if the executive officer’s employment is terminated without cause prior to payment of the bonus.

2019 Performance

For the first ten months of 2019 prior to the Merger, we achieved a level of Adjusted EBITDA of $270 million and an Annual Adjusted EBITDA Per Fleet Rank of 2 (or a weighted average performance of 177.5% of target for such period). For the two months of 2019 following the Merger, we achieved a level of Adjusted EBITDA of $30 million and an Annual Adjusted EBITDA Per Fleet Rank of 2 (which would have resulted in a weighted average performance of 70% of target for such period, subject to a minimum performance of 100% of target as per the Merger agreement).

Based on such achievements, our Compensation Committee approved a funding level equal to 165% of the target bonus for each participant in the 2019 Executive Bonus Program and 2019 Management Bonus Program resulting in the NEO bonus payments set forth in the table below:

2019 Annual Bonus
Robert W. Drummond	$1,443,750
Kenneth Pucheu	$338,570
Gregory L. Powell	$1,320,000
Kevin M. McDonald	$680,625
Ian Henkes	$489,844

2020 Proxy Statement	39

Transaction Bonuses

In connection with the Merger and in order to incentivize our executives to diligently execute on the Merger transaction, we granted transaction bonuses to Messrs. Pucheu and McDonald in the amount of $50,000 and $125,000, respectively, in each case, payable on the first payroll date following the effective time of the Merger.

Retention Bonuses

In order to properly incentivize and retain Mr. Pucheu’s services during the transition period following the Merger, the Company granted him a retention bonus in the amount of $100,000, of which $50,000 was contingent upon the attainment of anticipated run rate synergies in connection with the Merger, payable on the payroll date nine months following the effective time of the Merger, subject to Mr. Pucheu’s continuous employment with the Company through such date.

Special Value Creation Incentive Bonus

In order to properly incentivize and reward successful integration following the Merger, pursuant to his Executive Employment Agreement, Mr. Powell, as Chief Integration Officer, will be entitled to a Value Creation Bonus of $2,600,000 payable upon certification by the Compensation Committee of $100 million of annualized run-rate synergies achieved in connection with the Merger.

2019 Long-Term Incentives

Long-term equity awards provide a strong link between executive pay and stockholder interests. Our NEOs are eligible to receive long-term equity awards under the stockholder approved Equity and Incentive Award Plan. For fiscal year 2019, equity awards were granted as a combination of RSU awards and PSU awards.

•

Restricted stock unit (“RSU”) awards are intended to provide the NEOs with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant stock price volatility.

•

Performance restricted stock unit (“PSU”) awards are performance-based awards that provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive stockholder value creation. These awards only provide value to the NEOs if relative Annual Total Shareholder Return metrics established by the Compensation Committee are actually achieved over a multi-year period.

For fiscal year 2019, the Compensation Committee reviewed market data provided by Pearl Meyer in determining the targeted award levels for each of our NEOs. The table below shows the number of long-term incentive awards granted for fiscal year 2019 for each of the NEOs:

Name	Restricted Stock Unit Awards	Performance Restricted Stock Unit Awards	Total Grant Date Value ($)(1)
Robert W. Drummond	241,791	103,625	$3,717,367
Kenneth Pucheu	25,000	—	$301,000
Gregory L. Powell	193,872	83,088	$2,980,644
Kevin M. McDonald	73,793	31,626	$1,134,519
Ian Henkes	40,000	—	$481,600
James C. Stewart	254,477	109,062	$3,912,406
Jan Kees van Gaalen	—	—	—

(1)	Reflects the grant date fair value calculated in accordance with ASC 718.

40	NexTier Oilfield Solutions Inc.

RSUs will vest ratably on the first three anniversaries of the date of grant, in each case contingent upon the continued employment of the NEO through each vesting date.

PSUs would have vested as to 50% of such awards based upon performance over the first two years of the performance period (January 1, 2019 – December 31, 2020), and as to 50% based upon performance over a full three-year performance period (January 1, 2019 – December 31, 2021), contingent upon the continued employment of the NEO through each vesting date.

PSU vesting would have been dependent upon total shareholder return (“TSR”) relative to the following group of companies (“Performance Peers”) whom we consider to be direct competitors for business and investor dollars:

Performance Peer Group
FTS International	Patterson-UTI Energy	RPC, Inc.
Liberty Oilfield Services	ProPetro Holding Corp.	U.S. Well Services
Nine Energy Service	Quintana Energy Services	PHLX Oil Services Sector Index

The Compensation Committee reserves the right to adjust or change the TSR Peer Group in good faith as circumstances warrant during the performance period, provided any such change does not result in an arbitrary increase or decrease in the amount payable under such awards.

The PSU performance peer group differs from our compensation benchmarking peer group because not all of our competitors for talent in the oilfield services industry are direct competitors for business, and not all of the companies in the performance peer group are large enough or provide enough publicly-available compensation data for the purposes of benchmarking compensation opportunities.

PSU recipients may earn between 0% and 200% of the number of performance units granted based upon the following performance payout schedule:

Performance Level	Relative TSR Rank	Percent of Target Units Earned
Maximum	100th Percentile	200%
Target	60th Percentile	100%
Threshold	30th Percentile	25%
Below Threshold	Below 30th Percentile	0%

It is the Committee’s intention to have PSU awards in future years earned based upon performance over a full three-year period.

Both RSUs and PSUs provided that such awards would become fully vested in the event that the NEO is terminated without Cause or for Good Reason or following a change in control.

Acceleration of Equity Awards in the Merger

In connection with the Merger, each of the PSU awards held by Messrs. Drummond, Powell, Stewart and McDonald were amended to provide that, upon the consummation of the Merger, the respective executive officer would become fully vested in his PSU award, at the target level of achievement. As a result, no PSU awards were outstanding at year end.

2020 Proxy Statement	41

In addition, all RSU awards held by Mr. Stewart became fully vested in connection with his separation on the effective date of the Merger.

LTI Changes for 2020

Beginning in 2020, the Compensation Committee has decided to increase their emphasis on PSU awards, which will comprise 50% of total long-term incentive value for Messrs. Drummond, Powell and MacDonald, compared with 30% for such executives in 2019. PSU awards will comprise 40% of total long-term incentive value for Messrs. Pucheu and Henkes in 2020.

For PSU awards granted in 2020, NEOs may earn between 0% and 200% of the number of PSUs granted based upon the following performance payout schedule over a three-year period:

Performance Level	Relative TSR Rank	Percent of Target Units Earned
Maximum	80th Percentile	200%
Target	50th Percentile	100%
Threshold	20th Percentile	25%
Below Threshold	Below 20th Percentile	0%

Executive Employment Agreements

Each currently employed NEO has entered into an Executive Employment Agreement with the Company. The Executive Employment Agreements with Messrs. Henkes, McDonald and Drummond each provide for an initial term that will expire on February 1, 2020, November 7, 2020 and August 6, 2021, respectively. The Executive Employment Agreement will automatically renew for additional one-year periods unless either party provides written notice at least 90 days prior to the end of the then term and, as a result, Messrs. Henkes’ Executive Employment Agreement has been renewed for an additional year. Mr. Powell’s Executive Employment Agreement, dated as of June 16, 2019, provides for a term equal to the earlier of 18 months from the effective date or 30 days following the date upon which the Compensation Committee certifies that certain integration goals have been achieved and does not provide for any automatic renewal. Mr. Pucheu’s Executive Employment Agreement does not provide for an initial term or automatic renewal.

Pursuant to the Executive Employment Agreements with the currently employed NEOs, in the event of a termination of the NEO’s employment by us without Cause or, in the case of Messrs. Drummond, McDonald and Henkes, due to our non-renewal of the applicable Executive Employment Agreement, or in the case of Mr. Powell, upon the term end date, or by Messrs. Drummond, McDonald, Powell and Henkes for Good Reason, subject to the execution of a release, the NEO will be entitled to the following severance benefits:

•	severance payments equal to:

¡

for Messrs. Drummond and McDonald, two times (or three times if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two year anniversary of the change of control) the sum of his annual base salary and his target bonus for the year in which the termination occurs, payable over two years in equal monthly installments, beginning on the 60th day following the termination date;

¡

for Messrs. Pucheu and Henkes, the sum of his annual salary plus target bonus on the termination date, payable over one year in equal monthly installments, beginning on the 60th day following the termination date;

42	NexTier Oilfield Solutions Inc.

¡	for Mr. Powell, $3,000,000 payable over two years in equal monthly installments, beginning on the 30th day following the termination date;

•

for Messrs. Pucheu, Powell and Henkes, a pro rata annual bonus for the year of termination and for Messrs. Drummond and McDonald, an amount equal to his target annual bonus for the year of termination and, for Mr. Powell, the Value Creation Bonus, subject to certain conditions;

•	payments with respect to the cost of continuation of coverage of group health coverage:

¡

for Messrs. Drummond (upon any termination other than death or voluntarily without Good Reason), and Mr. McDonald, for up to 18 months (36 months if within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change of control);

¡	for Mr. Henkes and Mr. Pucheu, for up to 12 months (18 months if within the period beginning 30 days prior to a change in control and ending on the one-year anniversary of the change of control);

¡	for Mr. Powell, for up to twelve months.

In addition, pursuant to the Executive Employment Agreements with each of our NEOs, in the event of his termination of employment due to death or disability, subject to the execution of a release, he or his estate, as applicable, will be entitled to:

•

for Messrs. Drummond and McDonald, an amount equal to his target annual bonus for such year or, for Messrs. Henkes and Pucheu, a pro rata annual bonus for the year of termination and, for Mr. Powell, a pro rata annual bonus for the year of termination and, subject to certain conditions, the Value Creation Bonus described further in his Executive Employment Agreement; and

•	a pro rata payment for unused personal time off.

For purposes of the Executive Employment Agreements, “Cause” generally means: (i) conviction or plea of no contest to a felony or any crime involving dishonesty or theft; (ii) conduct in connection with employment duties or responsibilities that is fraudulent or unlawful; (iii) conduct in connection with employment duties or responsibilities that is grossly negligent and which has a materially adverse effect on us or our business; (iv) willful misconduct or contravention of specific lawful directions related to a material duty or responsibility directed to be undertaken from our board of directors; (v) material breach of obligations under the applicable Executive Employment Agreement, including but not limited to breach of restrictive covenants set forth therein; (vi) any acts of dishonesty resulting or intending to result in personal gain or enrichment at our expense; (vii) knowing failure to comply with a material policy; or (viii) for Mr. Powell, his failure to maintain primary residence in the Houston, Texas metropolitan area.

For purposes of the Executive Employment Agreements, as applicable, “Good Reason” generally means:

•

our failure to cure a material breach of our obligations under the applicable Executive Employment Agreement (in the case of Mr. Drummond, a material breach by the Company of its obligations under his Executive Employment Agreement);

•	a material diminution of duties, position or title;

•

a material reduction in base salary (in the case of Mr. Drummond, other than as a result of a less-than- 10% reduction that is part of an across-the-board reduction that is applicable to all other senior executives of the Company);

•	a material reduction in the budget over which the Executive retains authority; or

•	a change in office location that increases the NEO’s commute from his principal residence by more than 50 miles.

2020 Proxy Statement	43

Former NEO Agreements

James Stewart Separation

On October 31, 2019, Mr. Stewart was deemed terminated without cause and resigned as Executive Chairman of the Company in connection with the Merger. In connection with his separation from service with the Company, Mr. Stewart and the Company entered into a Letter Agreement dated as of November 11, 2019, providing for, in addition to accrued benefits, (i) severance payments in the amount of $4,000,000, which amount is equal to the sum of two-years of his base salary and target bonus, payable in monthly installments for a period of two years from his separation date, and (ii) a prorated bonus for calendar year 2019 of the bonus to which he would have otherwise been entitled had he remained employed by the Company through the payment date of such bonus, payable no later than March 15, 2020. In addition, Mr. Stewart became vested in all unvested stock options, RSUs and PSUs, with an aggregate value of $2,403,449, based on a price per share of common stock of $4.32 as of the closing of the Merger. Mr. Stewart agreed, as a condition to such payments and benefits, to a release of claims against the Company and certain post-service restrictive covenants following his termination.

Jan Kees van Gaalen Separation

On December 13, 2019, Mr. van Gaalen resigned as chief financial officer and terminated employment with the Company. In connection with his termination, Mr. van Gaalen became entitled to receive the termination payments and accelerated equity vesting described in his Executive Employment Agreement with the C&J Spec-Rent Services, Inc., dated September 17, 2018, upon a termination without cause during a “protected period”, including, in addition to accrued benefits, severance payments in the amount of $4,077,012, which is equal to (i) $3,450,000 representing three (3) times the sum of Mr. van Gaalen’s then-current base salary and target bonus, (ii) $575,000, representing an amount equal to his annual incentive bonus, at target, (iii) $40,954, representing an amount equal to all COBRA premiums that would be payable for thirty-six months after termination of employment and (iv) $11,058 representing accrued and unused paid time off, in each case payable in lump sum. Mr. van Gaalen agreed, as a condition to such payments and benefits, to a release of claims and certain post-service restrictive covenants following his termination.

Other Practices, Policies and Guidelines

Claw Back Policy

On February 23, 2017, our board of directors adopted the Company’s Compensation Recovery Policy (the “Claw Back Policy”). Pursuant to the Claw Back Policy, in the event of a revision and reissuance of a financial statement previously issued by the Company (an “Accounting Restatement”), our board of directors in its discretion may determine that the officer will be required to repay all or a portion of the amount of incentive-based compensation received by an officer of the Company that exceeds the amount of such compensation that such officer otherwise would been received determined based upon the Accounting Restatement. In the event that any such Accounting Restatement is required due to material non-compliance by the Company with any financial reporting requirement under the securities laws, then an executive officer of the Company will be obligated to repay the amount of incentive-based compensation received by such executive officer that exceeds the amount of such compensation that the executive officer otherwise would have received determined based upon the Accounting Restatement. The Claw Back Policy applies to any incentive-based compensation received by an officer of the Company during the three completed fiscal years of the Company immediately preceding the date of the applicable Accounting Restatement. For purposes of the Claw Back Policy, “incentive-based compensation” means any compensation (whether in cash, common stock, or otherwise) to an officer of the Company, that is granted, earned, vested or for which the amount is determined, wholly or in part, on the attainment by the

44	NexTier Oilfield Solutions Inc.

Company of (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) any measure that is derived wholly or in part from such measures, or (iii) the Company’s stock price and total stockholder return.

Stock Ownership Guidelines

Our Board of Directors has implemented stock ownership guidelines for our non-employee directors and executive officers to foster equity ownership and align the interests of our non-employee directors and executive officers with our stockholders. Within five years of the later of (a) the date an executive officer commences employment with the Company in such position and (b) October 31, 2019, our Chief Executive Officer is expected to beneficially own a number of shares at least equal to 300% of his base salary and all other executive officers are expected to beneficially own a number of shares at least equal to 200% of their base salary. Similarly, within five years of the later of (a) the date such a non-employee director commences service with the Company in such position (including as a result of the determination by the Board that the member has become a non-employee director) and (b) June 26, 2018, our outside directors are expected to beneficially own a number of shares at least equal to 200% of their annual director’s fee. Additionally, each director and executive officer is required to hold such shares until such director or executive officer has met the applicable ownership guideline. Each of our executive officers and directors was within the transition period provided for in the stock ownership guidelines, and therefore in compliance with such guidelines, as of the record date.

Anti-Hedging Policy

We prohibit the NEOs and other executives from engaging in transactions designed to insulate them from changes in the Company’s stock price. Therefore, the Company has an anti-hedging policy that prohibits our NEOs from entering into transactions that include (without limitation) equity swaps or short sales of our securities, margin accounts or pledges of our securities, and hedges or monetization transactions involving our securities that are designed to hedge or offset any decrease in the market value of the Company’s securities. In addition, the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities is prohibited under this policy, and borrowing against any account in which our securities are held is prohibited.

Benefits & Perquisites

Our NEOs also generally participate in other benefit plans on the same terms as all of our other employees. These plans include employee benefit plans maintained by the Company, including the 401(k) program, the medical insurance and reimbursement program, the group term life insurance program, and the group disability program. In addition, each of the NEOs receive an automobile allowance.

2019 Risk Assessment

Each year, the Company performs a detailed risk analysis of each of its compensation programs. If warranted, the Compensation Committee will recommend changes to address concerns or considerations raised in the risk review process. Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any is determined to exist. The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage any employees to take unnecessary and excessive risks. We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

2020 Proxy Statement	45

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the Compensation Committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or Compensation Committee.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO, the CFO and the next three highest compensated officers for such year and any employee who was covered under Section 162(m) of the Code in a prior year. The Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interest of the Company and its stockholders. Therefore, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, may not limit compensation to $1 million in any taxable year if it believes that the compensation is commensurate with the performance of the covered employee.

46	NexTier Oilfield Solutions Inc.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert W. Drummond President & Chief Executive Officer	2019	839,231	—	3,717,367	—	1,443,750	30,430	6,030,778
	2018	292,308	800,000	5,779,943	—	885,000	7,452	7,764,703
Kenneth Pucheu Senior Vice President & Chief Financial Officer	2019	271,311	50,000	301,000	—	338,570	6,574	967,455
Gregory L. Powell Executive President and Chief Integration Officer	2019	803,077	—	3,980,587	—	1,320,000	31,043	6,134,707
	2018	800,000	—	2,132,334	1,172,003	800,000	30,625	4,934,962
	2017	571,539	140,000	5,825,334	1,077,362	2,933,334	39,000	10,586,569
Kevin M. McDonald Executive Vice President, Chief Administrative Officer & General Counsel	2019	415,096	125,000	1,134,519	—	680,625	30,436	2,385,676
	2018	400,000	—	810,892	443,017	400,000	30,025	2,083,934
	2017	338,750	—	1,169,372	497,470	527,768	38,719	2,572,079
Ian Henkes Senior Vice President – Operations	2019	314,712	43,897	481,600	—	489,844	30,301	1,360,354
	2018	301,154	43,897	271,962	320,415	450,000	30,104	1,417,532
	2017	271,154	—	457,580	194,662	484,706	38,400	1,446,502
James C. Stewart Former Executive Chairman*	2019	959,231	—	5,110,664	—	1,475,000	28,296	7,573,191
	2018	1,000,000	—	2,797,978	1,538,873	1,000,000	30,625	6,367,476
	2017	813,077	80,000	7,065,139	1,324,629	3,333,334	45,000	12,661,179
Jan Kees van Gaalen Former Chief Financial Officer**	2019	70,481	155,000	—	—	—	4,078,489	4,303,969

*

Mr. Stewart served as the Company’s Chief Executive Officer until October 31, 2019 and now serves as a non-management director. See “Compensation Discussion & Analysis — Former NEO Agreements — James Stewart Separation” for a summary of his payments upon termination.

**

Mr. van Gaalen separated from service with the Company on December 13, 2019. See “Compensation Discussion & Analysis — Former NEO Agreements — Jan Kees van Gaalen Separation” for a summary of his payments upon termination.

(1)

For Messrs. Pucheu and McDonald, these amounts reflect transaction bonuses paid following completion of the Merger. For Mr. Henkes, reflects a bonus earned in connection with our initial public offering that was payable in February 2019.

(2)

Reflects the grant date fair value calculated in accordance with ASC 718 of the RSUs granted to the NEOs in each of fiscal years 2019, 2018 and 2017, and the PSUs granted to each of Messrs. Drummond, Powell, McDonald, and Stewart in 2019, assuming target performance and of the deferred stock awards granted to each of Messrs. Stewart and Powell in fiscal year 2017. See Note 12—Stock- Based Compensation in our audited consolidated and combined financial statements included in our 2019 10-K for a discussion of the assumptions used in the valuation of such awards. The grant date fair value assuming the highest level of performance conditions were achieved for PSUs, are as follows: Mr. Drummond — $4,755,689; Mr. Pucheu — $301,000; Mr. Powell — $3,813185; Mr. McDonald — $1,451,411; Mr. Henkes — $481,600; Mr. Stewart — $5,005,208; and Mr. van Gaalen — $0. Each of the PSUs were accelerated in connection with the Merger, assuming target performance.

(3)

Reflects the grant date fair value calculated in accordance with ASC 718 of the stock options granted to the NEOs in each of fiscal years 2018 and 2017. See Note 12—Stock-Based Compensation in our audited consolidated and combined financial statements included in our 2019 10-K for a discussion of the assumptions used in the valuation of such awards.

(4)

For fiscal year 2019, these amounts reflect 165% of the annual target bonus for each of Messrs. Drummond, Powell, McDonald and Stewart payable under our 2019 Executive Bonus Program and amounts payable to Messrs. Pucheu and Henkes payable under the 2019 Management Bonus Program.

2020 Proxy Statement	47

(5)	A detailed breakdown of “All Other Compensation” is provided in the table below:

Name	Year	Automobile Allowance ($)	401(k) Plan Company Contribution ($)	Severance ($)	Total ($)
Robert W. Drummond	2019	20,630	9,800	—	30,430
Kenneth Pucheu	2019	—	6,574	—	6,574
Gregory L. Powell	2019	21,243	9,800	—	31,043
Kevin M. McDonald	2019	20,636	9,800	—	30,436
Ian Henkes	2019	20,636	9,666	—	30,301
James C. Stewart	2019	18,496	9,800	—	28,296
Jan Kees van Gaalen	2019	1,477	—	4,077,012	4,078,489

48	NexTier Oilfield Solutions Inc.

Grants of Plan Based Awards in Fiscal Year 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Drummond	—	625,000	1,250,000	5,000,000	—	—	—	—	—	—	—
	2/27/2019	—	—	—	—	—	—	241,791	—	—	2,679,044
	3/5/2019	—	—	—	25,906	103,625	207,250	—	—	—	1,038,322
Kenny Pucheu		140,625	281,250	N/A	—	—	—	—	—	—	—
	4/8/2019	—	—	—	—	—	—	25,000	—	—	301,000
Gregory L. Powell		400,000	800,000	5,000,000	—	—	—	—	—	—	—
	2/27/2019	—	—	—	—	—	—	193,872	—	—	2,148,102
	3/5/2019	—	—	—	20,722	83,088	166,176				832,542
Kevin M. McDonald		237,500	475,000	5,000,000	—	—	—	—	—	—	—
	2/27/2019	—	—	—	—	—	—	73,793	—	—	817,626
	3/5/2019	—	—	—	7,907	31,626	63,252	—	—	—	316,893
Ian Henkes		140,625	281,250	N/A	—	—	—	—	—	—	—
	4/8/2019	—	—	—	—	—	—	40,000	—	—	481,600
James C. Stewart		500,000	1,000,000	5,000,000	—	—	—	—	—	—	—
	2/27/2019	—	—	—	—	—	—	254,477	—	—	2,819,605
	3/5/2019	—	—	—	27,266	109,062	218,124				1,092,801
Jan Kees van Gaalen		187,500	375,000	750,000	—	—	—	—	—	—	—

(1)

Amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal year 2019 under the 2019 Executive Bonus Program as more fully described in “—Compensation Discussion and Analysis—2019 Annual Incentives.” The amounts actually paid are reported in the Non-Equity Incentive Plan column of the Summary Compensation table. Pursuant to the 2019 Executive Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal.

(2)	Reflects the maximum bonus payable to each executive under the Company’s Executive Incentive Bonus Plan. No maximum payment is provided under the Management Bonus Program.

(3)

Represents the potential number of shares associated with the payout opportunity approved by the Compensation Committee under the PSUs. The potential payouts are performance-based and therefore at risk. If earned, the units are converted to shares based on the attainment of relative TSR rank over the performance period, as described in “—Compensation Discussion and Analysis—2019 Long-Term Incentives.”

(4)	Represents shares underlying time-based RSUs, which vest ratably on each of the first three anniversaries of the date of grant.

(5)

Reflects the grant date fair value as calculated in accordance with ASC 718. Assumptions used in the valuation of equity-based awards are discussed in “Note 12—Stock-Based Compensation” in our audited consolidated and combined financial statements included in our 2019 10-K. With respect to PSUs, assumes target performance. The grant date fair value of the PSU awards for each of the following NEOs assuming the maximum level of performance conditions were achieved, are as follows: Mr. Drummond — $2,076,645; Mr. Powell — $1,655,084; Mr. McDonald — $633,785; and Mr. Stewart — $2,185,602. Each of the PSUs were accelerated in connection with the Merger, assuming target performance.

2020 Proxy Statement	49

Outstanding Equity Awards at Fiscal Year End 2019

		Option Awards								Stock Unit Awards
Name		Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)		Option expiration date		Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($) (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (4)
(a)	Grant Date	(b)		(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
Robert Drummond	8/6/2018	—		—	—	—		—		257,621	$1,726,061	—
	2/27/2019	—		—	—	—		—		241,791	$1,620,000	—
Kenneth Pucheu	4/3/2017	—		—	—	—		—		6,263	41,962	—
	4/5/2018	2,612		5,225		$15.45		4/5/2024		—	—	—
		—		—	—	—		—		4,445	$29,782	—
	4/8/2019	—		—	—	—		—		25,000	167,500	—
		2,353	(5)			—	(6)	—	(7)
Gregory Powell	4/3/2017	116,516		58,259		$19.00		4/3/2023		—	—	—
					—	—		—		58,259	$390,335	—
	3/1/2018	45,500		91,000		$15.63		3/1/2024		—	—	—
					—	—		—		77,400	$518,580	—
	8/6/2018	7,760		15,520		$14.17		8/6/2024		—	—	—
					—	—		—		14,947	$100,145	—
	2/27/2019				—	—		—		193,872	$1,298,942	—
		29,412	(5)			—	(6)	—	(7)
Kevin McDonald	4/3/2017	53,800		26,902		$19.00		4/3/2023		—	—	—
					—	—		—		26,902	$180,243	—
	3/1/2018	16,266		32,534		$15.63		3/1/2024		—	—	—
					—	—		—		27,667	$185,369	—
	8/6/2018	3,961		7,924		$14.17		8/6/2024		—	—	—
					—	—		—		7,634	$51,148	—
	2/27/2019				—	—		—		73,793	494,413	—
		5,294	(5)			—	(6)	—	(7)
Ian Henkes	4/3/2017	21,052		10,527	—	$19.00		4/3/2023		—	—	—
		—		—	—	—		—		10,527	70,531	—
	3/1/2018	6,833		13,667	—	$15.63		3/1/2024		—	—	—
		—		—	—	—		—		11,600	77,722	—
	4/8/2019	—		—	—	—		—		40,000	268,000	—
		2,353	(5)			—	(6)	—	(7)
James C. Stewart	4/3/2017	214,888		—		$19.00		4/3/2023		—	—	—
	3/1/2018	179,100		—		$15.63		3/1/2024		—	—	—
	8/6/2018	30,709		—		$14.17		8/6/2024		—	—	—
		35,294	(5)			—	(6)	—	(7)
Jan Kees van Gaalen	—	—		—	—	—		—		—	—	—	—

(1)

Reflects the number of unvested stock options held by the NEO, other than Mr. Drummond. 33% of the April 3, 2017 stock options became vested and exercisable on each of January 20, 2018, 2019 and 2020, 33% of each of the March 1, 2018 and August 6, 2018 stock options became vested and exercisable on each of March 1, 2019 and 2020, and the remaining stock options will become vested and exercisable on March 1, 2021, and will become fully vested and exercisable in the event that the NEO’s employment terminates without cause or for good reason within twelve months following a change in control, accordingly, the remaining stock options held by Mr. Stewart became vested and exercisable upon their separation from the Company.

50	NexTier Oilfield Solutions Inc.

(2)

Reflects the number of unvested RSUs held by the NEO. 33% of the April 3, 2017 RSUs became vested on each of January 20, 2018, 2019 and 2020; 33% of each of the March 1, 2018 and August 6, 2018 RSU became vested on each of March 1, 2019 and 2020, and the remaining RSUs will become vested on March 1, 2021; 33% of the February 27, 2019 RSUs became vested on February 27, 2020 and the remaining RSUs will become vested ratably on each of February 27, 2021 and February 27, 2022; and 33% of the April 8, 2019 RSUs became vested on April 8, 2020 and the remaining RSUs will become vested ratably on each of April 8, 2021 and April 8, 2022; and in each case will become fully vested in the event that the NEO’s employment terminates without cause or for good reason within twelve months following a change in control. In the case of Mr. Drummond, 161,013 RSUs were subject to three year vesting and 33% of these RSU became vested on each of December 31, 2018 and 2019, and the remaining RSUs will become vested on December 31, 2020; 85,874 RSUs were subject to two year vesting and 50% of these RSUs vested on August 6, 2019, and the remaining RSUs will become vested on December 31, 2020; and the remaining 161,013 units vest in their entirety on December 31, 2020. In the case of Mr. Pucheu and Henkes, 33% of the April 5, 2018 RSUs became vested on each of April 5, 2019 and 2020, and the remaining RSUs will become vested on April 5, 2021.

(3)	Based on the closing price per share of our common stock on December 31, 2019 of $6.70.

(5)

Reflects the number of Class B Units of Keane Investor. The Class B Units were granted prior to consummation of our initial public offering (the “IPO”) under a unit-based management compensation program sponsored by the Company prior to the IPO called the Keane Management Holdings LLC Management Incentive Plan (the “Class B Plan”). In connection with the IPO, the Class B Plan was assigned to and assumed by Keane Investor. The Class B Units represent profit interests in Keane Investor that are solely obligations of Keane Investor. All Class B Units under the Class B Plan have been fully vested.

(6)

Class B Units have no exercise price. Instead, Class B units entitled the holder to certain cash distributions from Keane Investor following the distribution of $1,200,000,000 to holders of Class A Units and other Class B Units in Keane Investor.

(7)	Class B Units have no expiration date.

Option Exercises and Stock Vested in Fiscal Year 2019

The following table provides information about option awards and stock units that vested, and the value realized on exercise and vesting by our NEOs during 2019.

	Option Awards		Stock Units
Name	Number of Shares acquired on exercise (#)	Value realized on exercise ($)	Number of units acquired on vesting (#)	Value realized on vesting ($)(1)
Robert W. Drummond	—	—	200,233	$1,074,955
Kenneth Pucheu	—	—	2,222	$26,575
Gregory L. Powell	—	—	223,863	$1,903,717
Kevin M. McDonald	—	—	49,275	$344,833
Ian Henkes	—	—	5,800	$64,786
James C. Stewart	—	—	730,309	$4,473,232
Jan Kees van Gaalen	—	—	82,954	$397,948

(1)	Calculated by multiplying the number of ordinary shares by the market value of the underlying shares on the date of vesting.

Potential Payments Upon Termination or Change in Control

The tables below describe and estimate the amounts and benefits that our NEOs would have been entitled to receive upon a termination of their employment in certain circumstances or, if applicable, upon a change in control, assuming such events occurred as of December 31, 2019, the last day of fiscal year 2019. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would have received in such circumstances. The tables exclude compensation amounts accrued through December 31, 2019 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, payment for accrued but unused vacation and vested account balances under our retirement plans that are generally available to all of our salaried employees. Where applicable, the

2020 Proxy Statement	51

information in the table uses a price per share for our common stock of $6.70, the closing price on December 31, 2019 (the “Year-End Closing Price”). Generally, payment of severance benefits to an NEO following termination of employment is subject to the NEO’s timely execution and non-revocation of a release of claims in favor of the Company.

Messrs. Stewart and van Gaalen terminated employment with the Company during 2019. A summary of the actual payments and benefits payable to such former executives in connection with such terminations is provided above. See “Compensation Discussion & Analysis — Former NEO Agreements”.

Robert W. Drummond
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	4,500,000	6,750,000	—
Annual Bonus(2)	1,250,000	—	1,250,000	1,250,000	—
RSU Vesting(3)	3,346,060	—	3,346,060	3,346,060	—
Health Benefits(4)	—	—	25,857	51,714	—
Total	4,596,060	—	9,121,917	11,346,060	—

(1)

Reflects severance payments in the event of a termination of Mr. Drummond’s employment without Cause or for Good Reason, in an amount equal to two times (or three times if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two year anniversary of the change of control) the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, payable over the 24-month period (or 36 months if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two year anniversary of the change of control) following his termination.

(2)	Reflects the target annual bonus payable to Mr. Drummond for fiscal year 2019 under our 2019 Executive Bonus Program.

(3)	Pursuant to his RSU award, Mr. Drummond’s unvested RSUs will become fully vested in the event of death, disability, or a termination of his employment without Cause or for Good Reason.

(4)

Reflects our payment for the cost of continuation health coverage for Mr. Drummond for 18 months following his termination (36 months if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change of control).

Kenneth Pucheu
Payments and Benefits	Death or Disability ($)	For Cause ($)	Without Cause, No Change in Control ($)	Without Cause, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	656,250	656,250	—
Annual Bonus(2)	281,250	—	281,250	281,250	—
Retention Bonus(3)	100,000	—	100,000	100,000	—
Stock Option Vesting(4)	—	—	—	—	—
RSU Vesting(5)	239,244	—	239,244	239,244	—
Health Benefits(6)	—	—	17,795	26,692	—
Total	620,494	—	1,294,539	1,303,436	—

(1)

Reflects severance payments in the event of a termination of Mr. Pucheu’s employment without Cause in an amount equal to the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, payable over the 12-month period following his termination.

52	NexTier Oilfield Solutions Inc.

(2)

Reflects a lump-sum cash payment of a pro rata portion of the annual bonus for the calendar year in which the termination occurs (based upon the number of days Mr. Pucheu was employed by the Company during the year of termination) in an amount equal to: (1) if the termination occurs on or before June 30 of the year of termination, based on the target bonus and (2) if the termination occurs on or after July 1 of the year of termination, based on the Company’s actual performance during the calendar year through the termination. In the event that the termination occurs during a Protected Period (as defined in the employment agreement), the amount of such lump-sum payment will be equal to the Target Bonus for the year of termination, without proration, in either case payable on the 60th day following the Termination Date.

(3)	Reflects payment of retention payment due to Mr. Pucheu, payable upon the next payroll date following a termination of employment without Cause or in the event of death or disability.

(4)

Pursuant to his Executive Employment Agreement, Mr. Pucheu’s unvested stock options will become fully vested in the event of a termination of his employment without Cause. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price. Because the market price of the stock options as of December 31, 2019 was lower than the strike price of the outstanding options, the value is reflected as $0.

(5)	Pursuant to his Executive Employment Agreement, Mr. Pucheu’s unvested RSUs will become fully vested in the event of death, disability, or a termination of his employment without Cause.

(6)

Reflects our payment for the cost of continuation health coverage for Mr. Pucheu for twelve months following his termination (18 months if the termination occurs within the period beginning 30 days prior to a change in control and ending on the one-year anniversary of the change of control).

Gregory L. Powell
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	3,000,000	3,000,000	—
Annual Bonus(2)	800,000	—	1,320,000	1,320,000	—
Value Creation Bonus(3)	—	—	2,600,000	2,600,000	—
Stock Option Vesting(4)	—	—	—	—	—
Restricted Stock Unit Vesting(5)	2,308,003	—	2,308,003	2,308,003	—
Health Benefits(6)	—	—	20,443	20,443	—
Total	3,108,003	—	9,248,446	9,248,446	—

(1)	Reflects severance payments equal to $3,000,000, payable over the 24-month period following his termination.

(2)

Reflects the pro rata portion of the bonus for the year of termination, if any, to which Mr. Powell would have otherwise been entitled had Mr. Powell remained employed by the Company through the payment date of such bonus, payable in the same manner and (i) at the same time as if Mr. Powell remained employed through the applicable payment date of such bonus or (ii) the thirtieth (30th) day after such termination of employment, if later and the Value Creation Bonus, reflecting actual performance in the case of a termination by the Company without Cause or by the executive with Good Reason, and reflecting target performance in the case of a termination due to death or disability.

(3)

Reflects payout of Value Creation Bonus payable under Mr. Powell’s employment agreement; payable on the thirtieth (30th) day following such termination, provided that if Mr. Powell’s termination of employment occurs by reason of the expiration of the term of his agreement the Value Creation Bonus will be paid only to extent it has been earned.

(4)

Pursuant to his Executive Employment Agreement, Mr. Powell’s unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price. Because, the market price of the stock options as of December 31, 2019 was lower than the strike price of the outstanding options, the value is reflected as $0.

(5)

Pursuant to his Executive Employment Agreement, Mr. Powell’s unvested RSUs will become fully vested in the event of death, disability, or a termination of his employment without Cause or for Good Reason.

(6)	Reflects our payment for the cost of continuation health coverage for Mr. Powell for twelve months following his termination.

2020 Proxy Statement	53

Kevin M. McDonald
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	1,900,000	2,850,000	—
Annual Bonus(2)	—	—	475,000	475,000	—
Stock Option Vesting(3)	—	—	—	—	—
RSU Vesting(5)	911,173	—	911,173	911,173	—
Health Benefits(6)	—	—	30,665	61,329	—
Total	911,173	—	3,316,838	4,297,502	—

(1)

Reflects severance payments in the event of a termination of Mr. McDonald’s employment without Cause or for Good Reason, in an amount equal to two times (or three times if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two year anniversary of the change of control) the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, payable in a lump sum on the 60th day following the Termination Date.

(2)	Reflects the target annual bonus payable to Mr. McDonald for fiscal year 2019 under our 2019 Executive Bonus Program.

(3)

Pursuant to his Executive Employment Agreement, Mr. McDonald’s unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price. Because the market price of the stock options as of December 31, 2019 was lower than the strike price of the outstanding options, the value is reflected as $0.

(4)	Pursuant to his Executive Employment Agreement, Mr. McDonald’s unvested RSUs will become fully vested in the event of a termination of his employment without Cause or for Good Reason.

(5)

Reflects our payment for the cost of continuation health coverage for Mr. McDonald for 18 months following his termination (36 months if the termination occurs within the period beginning 30 days prior to a change in control and ending on the two-year anniversary of the change of control).

Ian Henkes
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	656,250	656,250	—
Annual Bonus(2)	489,844	—	281,250	281,250	—
Stock Option Vesting(3)	—	—	—	—	—
RSU Vesting(4)	416,251	—	416,251	416,251	—
Health Benefits(6)	—	—	20,443	30,665	—
Total	906,095	—	1,374,194	1,384,416	—

(1)

Reflects severance payments in the event of a termination of Mr. Henkes’ employment without Cause or for Good Reason in an amount equal to the sum of (i) his annual base salary, and (ii) his target bonus for the year his termination occurs, payable over the 12-month period following his termination.

(2)

Reflects lump sum cash payment of a pro rata portion of the annual bonus for the year of termination in an amount equal to: (1) if the termination occurs on or before June 30 of the year of termination, based on the target bonus; and (2) if the termination occurs on or after July 1 of the year of termination, then based on the Company’s actual performance during the calendar year through the termination. If the termination occurs without Cause or for Good Reason during a Protected Period (as defined in the Executive Employment Agreement), the amount of such lump sum payment will be equal to the target bonus, without proration, in either case payable on the 60th day following the Termination Date.

54	NexTier Oilfield Solutions Inc.

(3)

Pursuant to his Executive Employment Agreement, Mr. Henkes’ unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price. Because the market price of the stock options as of December 31, 2019 was lower than the strike price of the outstanding options, the value is reflected as $0.

(4)

Pursuant to his Executive Employment Agreement, Mr. Henkes’ unvested RSUs will become fully vested in the event of death, disability, or a termination of his employment without Cause or for Good Reason.

(5)

Reflects our payment for the cost of continuation health coverage for Mr. Henkes for twelve months following his termination (18 months if the termination occurs within the period beginning 30 days prior to a change in control and ending on the one-year anniversary of the change of control).

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we are providing the following information about the relationship of our CEO’s compensation to the compensation of an identified median employee. The purpose of this disclosure is to provide a measure of the equitability of pay within the organization. We believe our compensation philosophy and process yield an equitable result and our ratio is as follows for 2019:

•	the total compensation of our median employee was $115,735, as calculated pursuant to the same methodology as that used to determine pay for our CEO in the Summary Compensation Table

•	the total compensation of our CEO, as reported in the Summary Compensation Table, was $6,030,778.

•	the ratio of our CEO’s total compensation to the median employee total compensation was 52.1 to 1.

We did not use the same median employee for 2019 as we did in 2018, because the employee used in 2018 for our pay ratio disclosure is no longer with the Company. The median employee used in our 2019 pay ratio calculation had substantially similar compensation to the compensation of the employee we used for the 2018 fiscal year pay ratio disclosure, based on the compensation formulation we used to select the 2018 median employee. As permitted by the SEC regulations, we have omitted 4,469 employees that became our employees in 2019 as the result of the Merger from this year’s calculation. Other than the Merger, we believe there have been no changes for the 2019 calculation in our employee population or our compensation arrangements that would result in a material change in our pay ratio disclosure or our median employee. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology used. For the 2018 median employee determination, we did not exclude any of our employees or make any cost-of-living adjustments. To identify our median employee, we compared the year to date Federal Taxable Wages of our employees as of December 31, 2018. We had 2,749, employees as of December 31, 2018, all of which were U.S. employees. Similar to our CEO, each of our employees enjoys a comprehensive compensation and benefit package that we determine by benchmarking to market practices. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies—including companies in our peer group—may not be comparable to the pay ratio reported above. Other companies may have different employment and compensation practices, different geographic breadth, perform different types of work and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company use the pay ratio measure in making compensation decisions.

2020 Proxy Statement	55

Proposal 4. Approve Reverse Stock Split.

The Board of Directors recommends that you vote “FOR” this proposal.

The Company is asking shareholders to approve an amendment to the Company’s certificate of incorporation to affect a reverse stock split of the Company’s common stock with a proportional reduction in the number of authorized shares of common stock (the reverse stock split together with the reduction in authorized shares of common stock are referred to herein as the “Reverse Stock Split”). The full text of the amendment that shareholders are being asked to approve is attached as Appendix A to this proxy statement. The Board of Directors believes that the Reverse Stock Split, if implemented, will make the Company’s common stock more attractive to a broader range of institutional and other investors, as the Board of Directors believes that the current market price of the Company’s common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.

Approval of the proposal would permit (but not require) the Board of Directors to affect the Reverse Stock Split by a ratio of not less than 1-for-5 and not more than 1-for-25, with the exact ratio to be set within this range as determined by the Board of Directors in its sole discretion. The exact ratio of the Reverse Stock Split determined by the Board of Directors will be publicly announced by us prior to prior to the effective time of the Reverse Stock Split. We believe that enabling the Board of Directors to set the ratio of the Reverse Stock Split within the stated range will provide us with the flexibility necessary to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our shareholders. In determining a ratio of the Reverse Stock Split, if any, following the receipt of shareholder approval, the Board of Directors may consider, among other things, factors such as:

•	the historical trading prices and trading volume of our common stock;

•	the number of shares of our common stock outstanding;

•

the then-prevailing trading price and trading volume of our common stock and the anticipated or actual effect of the Reverse Stock Split on the trading price and trading volume for our common stock; and

•	prevailing general market and economic conditions.

The Board of Directors reserves the right to elect to not effect a Reverse Stock Split, including any or all proposed ratios for the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and our shareholders.

The Reverse Stock Split would also proportionately reduce the number of authorized shares of common stock. The Reverse Stock Split will not change the number of authorized shares of preferred stock. The Reverse Stock Split will not change the par value of the common stock or the preferred stock.

The approval of a majority of all issued and outstanding shares of common stock is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal.

56	NexTier Oilfield Solutions Inc.

Reasons for the Reverse Stock Split Proposal

In evaluating the Reverse Stock Split, the Board of Directors considered that the implementation of the Reverse Stock Split is likely to increase the trading price for the Company’s common stock as a result of the reduction in the number of shares outstanding. The Board of Directors believes that an increased trading price of the Company’s common stock will improve the marketability and liquidity of the Company’s common stock, which may facilitate trading in the Company’s common stock.

The Board of Directors believes that the Reverse Stock Split, if implemented, will make the Company’s common stock more attractive to a broader range of institutional and other investors, as the Board of Directors believes that the current market price of the Company’s common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company’s common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. The Board of Directors believes that, if approved and implemented, the Reverse Stock Split will make the Company’s common stock a more attractive and cost-effective investment for many investors, which will enhance the liquidity for the holders of the Company’s common stock.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the certificate of amendment that will affect the Reverse Stock Split will be determined by the Board of Directors, in its sole discretion. In no event will we file a certificate of amendment to affect the Reverse Stock Split after June 18, 2021.

Reservation of Right to Abandon Reverse Stock Split

The Board of Directors reserves the right, notwithstanding shareholder approval of this Reverse Stock Split Proposal and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our certificate of incorporation to effect the Reverse Stock Split, or, in the event that the amendment is not effective until a later time, such later time, the Board of Directors, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of our shareholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware on or before June 18, 2021, the Board of Directors will be deemed to have abandoned the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by the Board of Directors, a minimum of every 5 and a maximum of every 25 shares of issued common stock will be combined into one new share of common stock. Based on 213,328,528 shares of common stock outstanding as of March 31, 2020, immediately following the Reverse Stock Split we would have approximately 42,665,705 shares of common stock issued and outstanding if the ratio for the Reverse Stock Split is 1-for-5, and approximately 8,533,141 shares of common stock issued and outstanding if the ratio for the Reverse Stock Split is 1-for-25. Any other ratio selected within such range would result in a number of shares of common stock outstanding of between 42,665,705 and 8,533,141 shares.

2020 Proxy Statement	57

The Reverse Stock Split would also proportionately reduce the number of shares of common stock that the Board of Directors is authorized to issue under our certificate of incorporation. If the Reverse Stock Split is effected, it will reduce the total number of shares of common stock that the Board of Directors is authorized to issue from the current 500,000,000 authorized shares of common stock to 100,000,000 shares of common stock if the ratio for the Reverse Stock Split is 1-for-5, and 20,000,000 shares of common stock if the ratio for the Reverse Stock Split is 1-for-25. Any other ratio for the Reverse Stock Split selected within such range would result in a number of authorized shares of common stock of between 100,000,000 and 20,000,000 shares.

The actual number of shares authorized, issued and outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the ratio for the Reverse Stock Split that is ultimately determined by the Board of Directors and the number of shares of common stock authorized, issued and outstanding prior to the effectiveness of the Reverse Stock Split.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except that, as described below under “—Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of such fractional share. In addition, the Reverse Stock Split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares).

The trading price for the Company’s common stock is impacted by a variety of factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business and the Reverse Stock Split. Although the Board of Directors believes the Reverse Stock Split will increase the trading price for the Company’s common stock, this increase may not occur. In addition, any increase in trading price may not be sufficient to attract investors or satisfy the investing guidelines or policies of institutional investors or other professional investors. As a result, the trading liquidity of the Company’s common stock may not improve as a result of the Reverse Stock Split or may be harmed given the reduced number of shares of common stock that will be outstanding.

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.

Beneficial Holders of Common Stock (i.e., shareholders who hold in street name)

If you hold your shares through a bank, broker, custodian or other nominee, such banks, broker, custodian or other nominee will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split. Shareholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered Holders of Common Stock (i.e., shareholders that are registered on the transfer agent’s books and records)

Shareholders who hold shares electronically in book-entry form with our transfer agent will not need to take further action to receive whole shares of post-Reverse Stock Split common stock, because the exchange will be automatic.

58	NexTier Oilfield Solutions Inc.

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Shareholders of record and shareholders who hold their shares through a bank, broker, custodian or other nominee who would otherwise hold fractional shares of our common stock as a result of the Reverse Stock Split will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares. Each such shareholder will be entitled to receive an amount in cash equal to the product of (i) the fraction of one share to which such shareholder would otherwise be entitled, (ii) the number of shares of common stock combined into one new share of common stock in the Reverse Stock Split and (iii) the closing price of our common stock on the date immediately preceding the effective time of the Reverse Stock Split as reported on the NYSE.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests resulting from the Reverse Stock Split that are not timely claimed after the effective time in accordance with applicable law may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The amendment to our certificate of incorporation will not affect the par value of our common stock per share, which will remain $0.01 par value per share. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to common stock and the additional paid-in capital on our balance sheet will, in total, not change due to the Reverse Stock Split. However, the allocation between the stated capital attributable to common stock and the additional paid-in capital on our balance sheet will change because there will be fewer shares of common stock outstanding. The stated capital attributable to common stock will decrease and, in turn, the stated capital attributable to additional paid-in capital will increase. Further, reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, the Company’s shareholders are not entitled to dissenters’ appraisal rights with respect to the Reverse Stock Split, and the Company will not independently provide shareholders with any such right.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the proposed Reverse Stock Split to U.S. Holders of our common stock and does not purport to be a complete analysis of all potential tax consequences that may be relevant to U.S. Holders. The following discussion is based upon the Code, its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings, judicial decisions, and administrative pronouncements of the IRS, all as currently in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, such as estate and gift tax laws, are not addressed in this proxy statement. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split. No rulings have been requested or received from the IRS as to the tax consequences of the proposed Reverse Stock Split and there is no intent to seek any such ruling.

2020 Proxy Statement	59

Accordingly, no assurance can be given that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

This discussion is limited to U.S. Holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including, without limitation:

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations or governmental organizations;

•	brokers, dealers or traders in securities or currencies;

•	U.S. Holders that have a functional currency other than the U.S. dollar;

•	shareholders who actually or constructively own 5% or more of our voting stock;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons for whom common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell common stock under the constructive sale provisions of the Code;

60	NexTier Oilfield Solutions Inc.

•	persons who hold or receive common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The proposed Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock held immediately after the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our common stock held immediately before the Reverse Stock Split (reduced by the amount of such basis that is allocated to any fractional share of our common stock). The U.S. Holder’s holding period in the shares of our common stock held immediately after the Reverse Stock Split should include the holding period in the shares of our common stock held immediately before the Reverse Stock Split. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period among shares of common stock which were acquired by a shareholder on different dates and at different prices. U.S. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period among such shares.

A U.S. Holder that, pursuant to the proposed Reverse Stock Split, receives cash in lieu of a fractional share of our common stock should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less at the effective time of the Reverse Stock Split and long term if held for more than one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

In general, information reporting requirements will apply to any cash received pursuant to the reverse stock split. Payments of cash made in lieu of a fractional share of our common stock may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, each U.S. holder of our common stock should furnish, a correct taxpayer identification number and certify that it is not subject to backup withholding on IRS Form W-9 (or successor form) or is otherwise exempt from backup withholding and provide appropriate proof of the applicable exemption. Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of our common stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

2020 Proxy Statement	61

This preceding discussion does not purport to be a complete analysis or discussion of all the potential tax consequences of the reverse stock split. Holders of NexTier common stock should consult their tax advisors regarding the specific tax consequences to them of the reverse stock split, including any tax return reporting requirements and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

62	NexTier Oilfield Solutions Inc.

Other Information

Share Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2020 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding shares of capital stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o NexTier Oilfield Solutions Inc., 3990 Rogerdale Road, Houston, Texas 77042.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders:
Keane Investor Holdings LLC(1)	47,263,981	22.2%
Blackrock Inc.(2)	10,996,052	5.2%
The Vanguard Group(3)	14,736,271	6.9%
T. Rowe Price Associates, Inc.(4)	12,173,365	5.7%
Directors and Named Executive Officers:
Robert W. Drummond	221,525	*
Stuart Brightman	55,279	*
Marc G. R. Edwards	77,445	*
Gary M. Halverson	56,612	*
John Kennedy	56,942	*
Steven Mueller	56,942	*
Patrick Murray	72,001	*
Amy Nelson	49,771	*
Mel Riggs	45,233	*
Michael Roemer	57,498	*
James C. Stewart	2,824,723	1.3%
Scott Wille	—	*
Kenneth Pucheu	28,105	*
Gregory L. Powell	2,112,799	*
Kevin M. McDonald	247,905	*
Ian Henkes	209,243	*
Jan Kees van Gaalen	81,106	*
All directors and executive officers as a group(2) (18 persons)	6,228,431	2.9%

*	Represents less than 1%.

2020 Proxy Statement	63

(1)

The address for Keane Investor Holdings LLC and Mr. Wille is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022. Keane Investor is held by a private investor group, including affiliates of Cerberus and certain current members of management. Mr. Wille is affiliated with Cerberus and therefore has an indirect economic interest in the shares held by Keane Investor.

(2)

The information contained in the table and this footnote is based solely on a Schedule 13G, filed with the SEC on February 7, 2020 by BlackRock, Inc. The filing indicates that as of December 31, 2019, BlackRock, Inc. had sole voting power for 10,996,052 shares and sole dispositive power over 11,382,943 shares. The subsidiaries of BlackRock, Inc. that acquired shares reported by the BlackRock, Inc. are as follows: BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

The information contained in the table and this footnote is based solely on a Schedule 13G filed with the SEC on February 11, 2020, by The Vanguard Group. The filing indicates that as of December 31, 2019, The Vanguard Group, Inc. reported that it had sole voting power for 148,781 shares, shared voting power for 31,199 shares, sole dispositive power for 14,573,250 shares and shared dispositive power for 163,021 shares. The Vanguard Group, Inc. also reported that (i) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner as a result of its serving as investment manager of collective trust accounts and (ii) Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The information contained in the table and this footnote is based solely on a Schedule 13G filed with the SEC on February 14, 2020, by T. Rowe Price Associates, Inc. The filing indicates that as of December 31, 2019, T. Rowe Price Associates, Inc. reported that it had sole voting power for 2,993,602 shares and sole dispositive power for 12,173,365 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

Related Person Transactions

Certain Related Party Transactions

We paid COAC, an affiliate of Cerberus, fees totaling approximately $4.1 million during 2019 for consulting services provided in connection with improving the Company’s operations. We may retain COAC to provide similar services in the future.

One of our board members is an employee of Cerberus, and funds managed by one or more affiliates of Cerberus indirectly own a substantial portion of our equity through their ownership of Keane Investor.

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

Prior to the completion of the IPO, our board of directors adopted a written policy (the “Related Party Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the independent members of the Audit Committee. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) the Company or any of its subsidiaries is a participant, and (3) any Related Party (as defined herein) has or will have a direct or indirect material interest.

The Related Party Policy defines “Related Party” as any person who is, or, at any time since the beginning of the Company’s last fiscal year, was (1) an executive officer, director or nominee for election as a director of the Company or any of its subsidiaries, (2) a person with greater than five percent (5%) beneficial interest in the Company, (3) an immediate family member of any of the individuals or entities identified in (1) or (2) of this paragraph, and (4) any firm, corporation or other entity in which any

64	NexTier Oilfield Solutions Inc.

of the foregoing individuals or entities is employed or is a general partner or principal or in a similar position or in which such person or entity has a five percent (5%) or greater beneficial interest. Immediate family members (each, a “Family Member”) includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home, other than a tenant or employee.

Prior to the Company entering into any Related Party Transaction, such Related Party Transaction will be reported to our General Counsel who will report the same to the Audit Committee. Our General Counsel will conduct an investigation and evaluation of the Related Party Transaction and will report his or her findings to the Audit Committee, including a summary of material facts. The Audit Committee will review the material facts of all Related Party Transactions which require the Audit Committee’s approval and either approve or disapprove of the Related Party Transaction, subject to the exceptions described below. If advance notice of a Related Party Transaction has been given to the Audit Committee and it is not possible to convene a meeting of the Audit Committee, then the chairman of the Audit Committee will consider whether the Related Party Transaction is appropriate and, if it is, will approve the Related Party Transaction, with the Audit Committee being asked to ratify the Related Party Transaction at the next regularly scheduled meeting of the Audit Committee. In the event the Audit Committee does not ratify any such Related Party Transaction, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee, or its chairman, as applicable, will consider all factors it deems appropriate, including the factors listed below in “—Review Criteria.”

Entering into a Related Party Transaction without the approval or ratification required by the terms of the Related Party Policy is prohibited and a violation of such policy. In the event the company’s directors, executive officers or Chief Accounting Officer become aware of a Related Party Transaction that was not previously approved or ratified under the Related Party Policy, such person will promptly notify the Audit Committee (or, if it is not practicable for the company to wait for the Audit Committee to consider the matter, the chairman of the Audit Committee) will consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken, with such review considering all of the relevant facts and circumstances regarding the Related Party Transaction, including the factors listed below in “—Review Criteria.” The chairman of the Audit Committee will report to the committee at its next regularly scheduled meeting any actions taken under the Related Party Policy pursuant to the authority delegated in this paragraph. The Audit Committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the Audit Committee and will take, or recommend to our board of directors, any action the Audit Committee deems appropriate.

No member of the Audit Committee or director of our board will participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the Audit Committee member or board director will provide all material information concerning the Related Party Transaction to the Audit Committee.

If a Related Party Transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate.

Review Criteria

All Related Party Transactions will be reviewed in accordance with the standards set forth in the Related Party Policy after full disclosure of the Related Party’s interests in the transaction. As appropriate for the circumstances, the Audit Committee or its chairman, as applicable, will review and consider:

•	the Related Party’s interest in the Related Party Transaction;

2020 Proxy Statement	65

•

the terms of the Related Party Transaction, including the approximate dollar value of the amount involved in the Related Party Transaction and the approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is being undertaken in the ordinary course of business of the Company;

•	whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the Related Party Transaction;

•	a description of any provisions or limitations imposed as a result of entering into the Related Party Transaction;

•	whether the proposed transaction includes any potential reputational risk issues for the Company which may arise as a result of or in connection with the Related Party Transaction;

•	whether the proposed transaction would violate any requirements of the Company’s financing or other material agreements; and

•	any other relevant information regarding the Related Party Transaction or the Related Party.

The Audit Committee, or its chairman, as applicable, may approve or ratify the Related Party Transaction only if the Audit Committee, or its chairman, as applicable, determines in good faith that, under all of the circumstances, the transaction is fair to the Company. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with approval of the Related Party Transaction.

Pre-Approved Related Party Transactions

The Audit Committee has determined that the following transactions will be deemed pre-approved or ratified and will not require review or approval of the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee.

•

Any employment by the Company of an executive officer of the Company or any of its subsidiaries if the related compensation conforms with our Company’s compensation policies and if the executive officer is not a Family Member of another executive officer or of a director of our board; and

•	Any compensation paid to a director of our board if the compensation is consistent with the Company’s Bylaws and any compensation policies.

Notwithstanding anything to the contrary in the Related Party Policy, in the event the Bylaws of the Company require review by our board of directors and/or approval of a Related Party Transaction, the Audit Committee, and its chairman, will not have the authority to review or approve a Related Party Transaction but will provide a recommendation to our board of directors for the board’s use in its consideration of a given Related Party Transaction.

Delinquent Section 16(a) Reports

All of our directors, executive officers and greater than 10% stockholders are required to file initial statements and reports of changes of ownership of our common stock on Forms 3, 4 and 5 with the SEC.

We have reviewed these reports, including any amendments there to and written representations from the directors and executive officers. Based upon this review, we believe that no directors, executive officer, or beneficial owner of more than 10% or more of our common stock failed to file a report on a

66	NexTier Oilfield Solutions Inc.

timely basis during 2019, other than: (i) each of Messers. Edwards, Halverson, Reed and Garcia had one late report reporting their annual director equity grant; (ii) Mr. Pucheu had a late Form 3 report; and (iii) Mr. Stewart had an amendment to a Form 4 reporting one transaction.

Equity Compensation Plan Information

On October 31, 2019, the Company (i) amended and restated the Keane Group, Inc. Equity and Incentive Award Plan under the name NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (“Equity and Incentive Award Plan”), and (ii) assumed and amended and restated the C&J Energy Services, Inc. 2017 Management Incentive Plan under the name NexTier Oilfield Solutions Inc. (Former C&J Energy) Management Incentive Plan ( “Management Incentive Plan”, and collectively with the Equity and Incentive Award Plan, the “Equity Award Plans”). As part of the C&J Merger, the Company assumed the award agreements outstanding under the Management Incentive Plan on the terms set forth in the Merger agreement. Persons eligible to receive awards under the Equity Award Plans include our non-employee directors and our employees. As of December 31, 2019, there are approximately 5,899,928 shares of its common stock reserved and available for grant under the Equity and Incentive Award Plan and approximately 8,155,054 shares of its common stock reserved and available for grant under the Management Incentive Plan.

The following table sets forth certain information regarding the Equity Award Plans as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A))
Equity compensation plans approved by security holders	1,193,940	$17.17	5,899,928
Equity compensation plans not approved by security holders	549,270	$24.35	8,155,054
Total	1,743,210	$19.43	14,054,982

Proposals by Stockholders

The Company expects that its 2021 Annual Meeting will be held in June 2021 consistent with the Company’s 2020 Annual Meeting. Stockholders of record who intend to submit a proposal or a nomination of an individual to serve as a director at the annual meeting of stockholders in 2021 must provide written notice to the Company in accordance with the Company’s Bylaws. Under the Company’s Bylaws, such notice must be received at the Company’s principal executive offices, addressed to the Secretary of the Company, not earlier than February 18, 2021 nor later than March 20, 2021, which are dates at least 90 days but not more than 120 days in advance of the first anniversary of the date of the Annual Meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Stockholders who intend to submit a proposal at 2021 Annual Meeting and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in the Company’s Bylaws and Rule l4a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices no later than December 29, 2020.

2020 Proxy Statement	67

Householding

The SEC permits a single Proxy Statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one Proxy Statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate Proxy Statement in the future, or if any such beneficial stockholder that elected to continue to receive separate Proxy Statement wishes to receive a single Proxy Statement in the future, that stockholder should contact their broker or send a request to us care of the Corporate Secretary at 3990 Rogerdale Road, Houston, Texas 77042. Telephone requests may be directed to (713) 325-6000. We will deliver, promptly upon written or oral request, a separate copy of this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

68	NexTier Oilfield Solutions Inc.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NEXTIER OILFIELD SOLUTIONS INC.

NexTier Oilfield Solutions Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is NexTier Oilfield Solutions Inc. The name under which the Corporation was originally incorporated was Keane Group, Inc.

SECOND: The Board of Directors (the “Board”) of the Corporation duly adopted resolutions at a meeting of the Board setting forth this Certificate of Amendment, declaring the advisability of the adoption of this Certificate of Amendment, and directing that this Certificate of Amendment be considered at the annual meeting of the Corporation’s stockholders.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL at the annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June [18], 2020.

FOURTH: Article IV of the Corporation’s Certificate of Incorporation is hereby amended to restated to read in full as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is [•],1 consisting of [•]2 shares of common stock, par value one cent ($0.01) per share (the “Common Stock”), and (ii) fifty million (50,000,000) shares of preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock pursuant to Section 151 of the GCL.

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each [•] ([•])1 shares of Common Stock then issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares will be issued and, in lieu thereof, stockholders otherwise entitled to receive a fractional share will instead receive cash for such stockholder’s fractional share on a basis determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

[1]	To be a number between 150,000,000 and 70,000,000, depending on the final reverse stock split ratio determined by the Board.
[2]	To be a number between 100,000,000 and 20,000,000, depending on the reverse stock split ratio deterrmined by the Board.

A-1

FIFTH: That this Certificate of Amendment shall become effective at 5:00 p.m. (New York Time) on [__], in accordance with the provisions of Sections 103 and 242 of the DGCL.

IN WITNESS WHEREOF, NexTier Oilfield Solutions Inc. has caused this Certificate to be executed by its duly authorized officer on this [__], 2020.

NEXTIER OILFIELD SOLUTIONS INC.

By:
Name:
Title:

A-2

NEXTIER OILFIELD SOLUTIONS INC 3990 ROGERDALE ROAD
HOUSTON, TX 77042
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/17/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/17/2020. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME
THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K
CONTROL # â†’
SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

x
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
HARES CUSIP # JOB # SEQUENC
#
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
For Against Abstain
1A Robert W. Drummond
1B Stuart Brightman
1C Gary M. Halverson
1D Patrick Murray
1E Amy H. Nelson
1F Mel G. Riggs
1G Michael Roemer
1H James C. Stewart    For address change/comments, mark here.                (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting
1I Scott Wille
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
2. To ratify the appointment of KPMG LLP as our independent auditor for    the fiscal year ending December 31, 2020.
3. To approve, in an advisory vote, the compensation of our named    executive officers.
4. To approve an amendment to the Company’s certificate of incorporation    to effect a reverse stock split of the Company’s common stock, by a    ratio of not less than 1-for-5 and not more than 1-for-25, and a    proportionate reduction in the number of authorized shares of common    stock, such ratio and the implementation and timing of such reverse    stock split to be determined in the discretion of the Board of    Directors of the Company.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
For Against Abstain
0000458097_1    R1.0.1.18
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com
NEXTIER OILFIELD SOLUTIONS INC Annual Meeting of Stockholders June 18, 2020 3:00 P.M. CST
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Robert Drummond and Kevin M. McDonald, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the 2020 Annual Meeting of Stockholders, to be held at the Company’s headquarters, located at 3990 Rogerdale Road, Houston, Texas 77042 on Tuesday, June 18, 2020 at 3:00 p.m. Central Standard Time, and at any adjournments or postponements thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000458097_2    R1.0.1.18